Exhibit 10.43

EXECUTION VERSION

Dated __23 October__ 2017

Share Sale and Purchase Agreement
relating to the sale and purchase of
shares in Hess International Petroleum, Inc.

between

HESS EQUATORIAL GUINEA INVESTMENTS LIMITED

as Seller

and

HESS CORPORATION

as Seller Guarantor

and
KOSMOS ENERGY EQUATORIAL GUINEA

as Kosmos

and
KOSMOS ENERGY OPERATING

as Kosmos Guarantor

and
TRIDENT ENERGY E.G. OPERATIONS, LTD.

as Trident

Table of Contents

Interpretation	4
Sale and purchase	15
Condition	15
Consideration	16
Pre-Completion Obligations	18
Final statements of accounts	21
Leakage	23
Completion	23
Post-completion covenants	24
Seller’s warranties	24
Seller’s limitations on liability	31
Purchasers' warranties and undertakings	32
Environmental indemnity	33
Termination	33
Non-solicitation of employees	34
Mutual warranties	34
Withholding	36
Access	36
Effect of completion	37
Assurance	37
Insurance	37
Assignment	37
Entire agreement	38
Notices	38
Announcements	40
Guarantees	40
Confidentiality	43
Costs and expenses	44
Counterparts	44
Severance and validity	44
Variations	45
Remedies and waivers.	45
Third party rights	46
Governing law and jurisdiction	46
Agent for service of process	47
Purchaser Obligations are several	47
Schedule 1 (Details of the Group Companies)	48
Part 1 (Details of the Company)	48
Part 2 (Details of the Subsidiary)	49
Schedule 2 (Completion Arrangements)	50
Part 1 (Seller’s Obligations)	50
Part 2 (Purchaser’s Obligations)	52
Schedule 3 (Seller’s Limitations on Liability)	53
Schedule 4 (Form of Resignation Letter)	57
Schedule 5	59

This agreement is made on    2017 (the “Agreement”)
Between:

(1)
HESS EQUATORIAL GUINEA INVESTMENTS LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands, with company number 219960, and having its registered office at Sterling Trust (Cayman) Limited, Whitehall House, 238 North Church Street, PO Box 1043, George Town, Grand Cayman, KY1-1102, Cayman Islands (the “Seller”);

(2)
HESS CORPORATION, a company incorporated under the laws of the State of Delaware, and having its principal place of business at 1185 Avenue of the Americas, New York, New York 10036, USA (the “Seller Guarantor”);

(3)
KOSMOS ENERGY EQUATORIAL GUINEA, a company incorporated in the Cayman Islands, with company number 269135 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands (“Kosmos”);

(4)
KOSMOS ENERGY OPERATING, a company incorporated in Cayman Islands, with company number 231417 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman,

Cayman Islands (“Kosmos Guarantor”); and

(5)
TRIDENT ENERGY E.G. OPERATIONS, LTD., a company incorporated in the Cayman Islands, with company number 326264 and having its registered office at c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (“Trident”),

(together referred to as the “Parties”, and each individually as a “Party”).
Whereas:

(A)
The Seller has agreed to sell the Shares (as defined below), and the Purchasers (as defined below) have each agreed to purchase and pay for fifty percent (50%) of the Shares, in each case, on the terms of this Agreement.

(B)	Particulars of the Company and its Subsidiary are set out in Part 1 of Schedule 1 (Details of the Company) and Part 2 of Schedule 1 (Details of the Subsidiary).

(C)	The Seller Guarantor has agreed to guarantee the obligations of the Seller on the terms and subject to the conditions of this Agreement and to give the warranties in Clause 26.15.

(D)
The Kosmos Guarantor has agreed to guarantee the obligations of Kosmos to pay the Consideration payable by Kosmos under and in accordance with this Agreement and to give the warranties in Clause 26.14.

(E)
Certain investment funds affiliated with Warburg Pincus LLC have on the Execution Date provided an equity commitment letter in favour of each of Trident and the Seller in respect of the obligations of Trident to pay the Consideration payable by Trident under and in accordance with this Agreement.

Now it is hereby agreed as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules to it:

“ABC Warranties” means the warranties from the Seller set out in Clause 16;
“Accounts” means the unaudited financial statements of the Group Companies for the accounting reference period that ends on 31 December 2016, such financial statement comprising, in each case, a balance sheet and a profit and loss account statement;
“Adjustments” means the adjustments to the Initial Consideration prior to Completion as described in Clause 4.3 (Consideration) and subsequent adjustments to the Initial Adjusted Consideration following Completion as described in Clause 4.4 (Consideration);
“Affiliate” means, in relation to a Party, any subsidiary or subsidiary undertaking or holding company of that Party and any subsidiary or subsidiary undertakings of that holding company, which in the case of Trident shall (i) include any investment fund affiliated with Warburg Pincus LLC and any general partner, trustee, nominee, manager or adviser of or to any such investment fund and (ii) exclude any portfolio company of any investment fund affiliated with Warburg Pincus LLC;
“Affiliate Contract” means the contracts, agreements or arrangements between any Group Company and any member of the Retained Group listed in Schedule 7;
“Anti-Bribery Laws” means in each case: (i) the UK Bribery Act 2010 (as amended); (ii) the
U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any other applicable law, rule or regulation of similar purpose and scope of the Republic of Equatorial Guinea; and (iv) for each Party, the laws prohibiting bribery and corruption in the countries of such Party’s place of incorporation, principal place of business, or place of registration as an issuer of securities, or in the countries of such Party’s ultimate parent entity’s place of incorporation, principal place of business, or place of registration as an issuer of securities. For purposes of this Agreement, the laws described above will be treated as though they apply to each Party, its Affiliates, its Associated Persons, directors, officers, employees, agents or consultants;
“Arbitration” has the meaning given in Clause 34.3 (Governing law and jurisdiction);
“Assets Documents” means all deeds, contracts, permits, instruments, notices and other documents to the extent affecting or otherwise pertaining to a Licence Area or a Group Company (including its assets or operations), as any of the same may have been or may be assigned, amended, modified, varied, replaced or novated from time to time;
“Associated Person” means, in relation to a company, a person who performs or has performed services for or on that company’s behalf;
“Assurance” means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;
“Books and Records” includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, Tax Records, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);
“Business” means the business of the Group Companies comprising activities related to oil and gas exploration, development, production and transportation as carried out by the Group Companies at the Execution Date;
“Business Day” means a day (other than a Saturday or a Sunday or a public holiday) on which commercial banks are open for business in London, New York and Dallas, Texas;
“Claim” means any claim made by one or more Purchaser under this Agreement (excluding any claim made under or pursuant to Clauses 4.6 (Consideration), 5 (Pre-Completion

Obligations), 6.3 to 6.7 (Final Statements of Account) or 7 (Leakage)) and “Claims” shall mean all such claims;
“Companies Act” means the Companies Act 2006 as enacted by the Parliament of the United Kingdom;
“Company” means Hess International Petroleum, Inc., a company incorporated in the Cayman Islands, with company number 55991 and having its registered office at Sterling Trust (Cayman) Limited, Whitehall House, 238 North Church Street, PO Box 1043, George Town, Grand Cayman, KY1-1102, Cayman Islands, further details of which are set out in Part 1 of Schedule 1 (Details of the Company);
“Completion” means completion of the sale and purchase of the Shares under this Agreement;
“Completion Date” means the later of:

(a)	thirty days after (and excluding) the Execution Date; and

(b)	ten (10) Business Days after (and excluding) the day on which the Condition has been satisfied or waived in accordance with this Agreement, or such other date as the Seller and the Purchasers agree in writing; “Condition” has the meaning given in Clause 3.1 (Condition);
“Confidentiality Agreement” means, collectively, the confidentiality agreement between the Seller and Kosmos Energy Ventures dated 20 March 2017; and the confidentiality agreement between the Seller and Trident Energy Management Limited dated 3 April 2017;
“Consideration” means the total consideration payable for the Shares as set out in Clause 4 (Consideration) of this Agreement;
“Continuing Provisions” means Clause 1 (Interpretation), Clause 22 (Assignment), Clause 23 (Entire agreement), Clause 24 (Notices), Clause 25 (Announcements), Clause 26 (Confidentiality), Clause 28 (Costs and expenses), Clause 30 (Severance and validity), Clause 31 (Variations), Clause 32 (Remedies and waivers), Clause 33 (Third party rights), Clause 34 (Governing law and jurisdiction) and Clause 35 (Agent for service of process), all of which shall continue to apply after the termination of this Agreement pursuant to Clause
3.6 (Condition) or Clause 8.3(c) (Completion) without limit in time;
“Data Room Documents” means the documents and data (including correspondence, electronic files, software and information) made available in a physical and/or virtual data room by or on behalf the Seller and/or any other member of the Retained Group and/or any Group Company for inspection by or on behalf of one or more Purchaser and/or any member of the Kosmos Group or the Trident Group (and/or any of their Representatives) in relation to or connected with the Company, its Subsidiary and/or the PSC Licence and/or the JOA: (i) as contained on one or more hard disk drives or CDs initialled on behalf of the Seller and the Purchasers and delivered to the Purchasers on or before the date of this Agreement or in the case of the Updated Disclosure Letter, five (5) days prior to the Completion Date; or (ii) if not contained on such hard disk drives or CDs, as annexed to the Disclosure Letter or Updated Disclosure Letter, as applicable;
“Debt” means, as of any date, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property or service, and shall also include:

(a)	all obligations for the reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction;

(b)	obligations under any swap, hedge or similar protection device; and

(c)	any other obligations, contingent or otherwise, that, in accordance with US GAAP, should be classified upon the balance sheet as indebtedness;
“Designated Person” means a person or entity:

(a)	listed in the index to, or otherwise subject to the provisions of, the Executive Order;

(b)
named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;

(c)	in which an entity on the SDN list has 50% or greater ownership interest or that is otherwise controlled by an SDN; or

(d)	with which the Seller or any member of the Retained Group is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws and Regulations;
“Disclosed” means fairly disclosed to the Purchasers and/or any member of the Kosmos Group or the Trident Group (and/or any of their Representatives) by or on behalf of the Seller and/or any other member of the Retained Group and/or any Group Company:

(a)	in the Disclosure Letter; and/or

(b)	in the Updated Disclosure Letter, as applicable; and/or

(c)	in the Data Room Documents;
“Disclosure Letter” means the disclosure letter in the agreed form and dated as of the date of this Agreement, addressed by the Seller to the Purchasers and delivered to the Purchasers before the execution of this Agreement;
“Dispute” has the meaning given in Clause 34.2 (Governing law and jurisdiction); “Documents” has the meaning given in Clause 10.2(b);
“Due Diligence” means the investigation into and the assessment of the affairs of the Group Companies carried out by or on behalf of a Purchaser and/or any member of the Purchaser’s Group (and/or their respective Representatives) prior to the date of this Agreement, including the review and evaluation of all information, data, materials and other documentation (whether in electronic or hard copy format) which was Disclosed (whether in electronic or hard copy format, on-line or pursuant to presentations) to the Purchaser and/or any member of the Purchaser’s Group (and/or any of their respective Representatives) prior to the date of this Agreement;
“Economic Date” means 1 January 2017;
“Encumbrance” means any claim, pledge, charge, option, lien (other than liens arising by operation of law in the ordinary course of trading), assignment, mortgage, debenture, hypothecation, security interest, title retention, obligation to purchase an interest, pre-emption right or other rights of any third persons, or any agreement to create any of the above;

“EG Government” means the government of Equatorial Guinea;
“Environment” means living organisms including the ecological systems of which they form part and the following media: air (including air within natural or man-made structures, whether above or below ground); water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); land (including land under water); soil and land and any ecological systems and living organisms supported by these media;
“Environmental” means relating to the Environment;
“Environmental Indemnity Claim” means any claim made by a Purchaser under Clause 13.2;
“Environmental Law” means all laws, international treaties, national, federal, provincial, state or local statutes or regulations (including by-laws and other subordinate legislation), the common law, and any codes and conventions of law (having legal effect) as amended from time to time to which any member of the Retained Group or the Group Companies is subject and any obligations owed thereunder or rules in respect thereof, from time to time, in any relevant jurisdiction (including any guidelines, notes for industry and decommissioning programmes in effect from time to time, in each case having legally binding effect) concerning harm or damage to or protection of the Environment or the provision of remedies in respect of or compensation for harm or damage to the Environment, worker or public health and safety, pollution or decommissioning, abandonment, removing or making safe any property (including platforms, pipelines, plant, machinery, wells (including well and drill cuttings), facilities and all other offshore and onshore installations and structures);
“Environmental Liabilities” means any claims, demands, actions, proceedings, costs, charges, expenses, losses, liabilities or obligations incurred in relation to or arising out of any breach of Environmental Law, arising in connection with any of the assets of the Group Companies, including in relation to cleaning up, decontamination of, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) reinstating any area of land, foreshore or seabed, wherever situated; and including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs, and in all cases irrespective of when such claims, costs, charges, expenses, liabilities or obligations are or were incurred and regardless in each case of any breach of obligation or negligence on the part of any of member of the Retained Group or any Group Company;
“Environmental Warranties” means the warranties listed in Clauses 10.2(jj) to 10.2(ll); “Excluded Matters” means any one or more of the following:

(a)
any country-wide, regional, or industry-wide or other international changes in the social, political, industrial, market, financial or economic conditions in which the Group Companies operate or in which the products of the Group Companies are used or distributed (including changes in energy, electricity or other operating costs);

(b)	any changes in stock markets, commodity prices, currency, exchange rates or interest rates;

(c)
any natural decline in the well production levels, reserves or resources of any of the Group Companies or any reclassification or recalculation of reserves, but in each case excluding a material adverse impact on the reserves or production levels that results from an extraordinary or catastrophic operational incident, blow-out, or similar adverse physical event;

(d)	any change in laws, regulations or accounting practices, or the enforcement or interpretation thereof, applicable to the Group Companies;

(e)
storms, floods, tornadoes, earthquakes or any other natural disaster (but excluding such event to the extent that it has a material adverse impact on production, reserves or resources of any of the Group Companies);

(f)	any hostilities, acts of war, sabotage, terrorism or military action, other than any such event in or relating to the jurisdiction in which the Group Companies operate; or

(g)
drilling, completion or production results for a Group Company obtained as a result of activities by or on behalf of a Group Company conducted in accordance with the relevant Interest Documents and in the Ordinary Course of Business;

“Execution Date” means the date this Agreement is executed by both the Seller and the Purchasers;
“Executive Order” means the US presidential Executive Order No. 13224 of 23 September 2001, entitled Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism or any other order which superseded or amended the Executive Order No. 13224;
“Final Adjusted Consideration” means the Initial Adjusted Consideration adjusted by the Final Statement of Accounts and any applicable interest, in accordance with Clauses 4.4 and
6.6 and Schedule 5 (Final Statement of Accounts);
“Final Settlement Amount” means the difference between the Initial Consideration and the Final Adjusted Consideration;
“Final Statement of Accounts” means a Final Statement of Accounts in the form set out in Part 2 of Schedule 5 (Final Statement of Accounts);
“Final Statement of Accounts Date” means the date on which the Seller delivers the Final Statement of Accounts to the Purchasers in accordance with Clause 6.1 (Final statements of accounts);
“Good and Prudent Oilfield Practice” means the exercise of that degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected to be applied by a skilled and experienced person engaged in the upstream oil and gas industry;
“Government Official” means (i) any official, employee, agent, advisor or consultant employed by or acting on behalf of a government or any federal, regional or local department, agency, state-owned or state-operated enterprise or corporation or any other instrumentality thereof, (ii) any official or employee or agent of a public international organisation designated by Executive Order pursuant to 22 U.S.C. § 288 or as defined in Section 6(6) of the UK Bribery Act 2010 (as amended), or (iii) any official or employee or agent of a political party or candidate for political office;
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any region, city or other political subdivision of any of the foregoing;
“Group” means the Kosmos Group or the Trident Group, as the context requires;
“Group Companies” means the Company and the Subsidiary and a “Group Company” means any of them;

“Guaranteed Obligations” has the meaning given in Clause 26.1; “Interest Documents” means:

(a)	the PSC Licence; and

(b)	each JOA;
“Initial Adjusted Consideration” means the Initial Consideration due and payable at Completion, as calculated in the Initial Statement of Accounts, having been adjusted in accordance with Clause 4.3 (Consideration);
“Initial Consideration” has the meaning given in Clause 4.1 (Consideration);
“Initial Statement of Accounts” means an Initial Statement of Accounts in the form set out in Part 1 of Schedule 5 (Statement of Accounts);
“JOA” means:

(a)
First Restated Joint Operating Agreement between Triton Equatorial Guinea, Inc. and Energy Africa Equatorial Guinea Limited dated 1 June 1999 and restated as of 1 January 2000 for operations in Block G offshore Equatorial Guinea; and

(b)
Joint Operating Agreement for Field Development and Production between the Entities Constituting Part of Contractor (as defined therein) in the Field (as defined in the PSC Licence), which at the time of signature were Triton Equatorial Guinea, Inc. and Energy Africa Equatorial Guinea Limited, and/or their respective successors and assigns, which may include the Republic of Equatorial Guinea, effective as of the Effective Date for each Field, being the approval date of the Development Plan (as defined in the PSC Licence) for each such Field under the terms of the PSC Licence.

“Kosmos Designated Account” means the USD bank account the details of which shall be notified to the Seller by Kosmos at least five (5) Business Days prior to the due date of the relevant payment;
“Kosmos Guarantee” has the meaning given in Clause 26.1; “Kosmos Guarantor” means Kosmos Energy Operating;
“Kosmos Group” means Kosmos and all its subsidiary undertakings, all its holding companies and all other subsidiary undertakings of each of its holding companies and “Kosmos Group Company” shall mean any one of them;
“LCIA” has the meaning given in Clause 34.2 (Governing law and jurisdiction); “Leakage” has the meaning given in Clause 7.1 (Leakage);
“Licence Areas” means the areas on which oil and gas exploration, development and/or production are authorised pursuant to the PSC Licence;
“Long Stop Date” means 31 December 2017 or such other date as the Parties may agree in writing;
“Loss” or “Losses” means all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses, including, in each case, all related Taxes;
“MAC Event” means any change in the physical condition of the assets of the Group Companies, the Business, the financial condition or the operations of any of the Group
Companies occurring from the date of this Agreement that results in or has resulted in a Material Effect, provided that under no circumstances shall a MAC Event result in any way from an Excluded Matter;
“Maintained Affiliate Contracts” has the meaning given in Clause 9.3 (Post-Completion Covenants);
“Marketing Services Agreement” means the marketing services agreement dated 15 December 2016 between Hess International Sales LLC and the Subsidiary;
“Material Contract” means a contract, agreement, arrangement, guarantee or indemnity to which a Group Company is a party, from which a Group Company benefits or which imposes obligations on a Group Company, in each case which (a) involves payments or receipts by a Group Company of more than USD 1 million over its term; (b) involves the giving of a guarantee or indemnity by a Group Company which could reasonably be expected to result in a payment of more than USD 1 million; or (c) is not on arm's length terms;
“Material Effect” means:

(a)	Losses suffered or incurred by the Group Companies exceeding, in the aggregate, an amount equal to 20% of the Initial Consideration; or

(b)	a diminution in value of the Shares, in aggregate, in an amount exceeding 20% of the Initial Consideration;
“MMH Inspection” means the MMH inspection and related matters referred to in specific disclosure (a) set out in the Disclosure Letter;
“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control;
“Ordinary Course of Business” means the activities of the Group Companies that are taken in the course of the normal day-to-day operations of the Group Companies, consistent with:

(a)	applicable law and regulations;

(b)	Good and Prudent Oilfield Practices; and

(c)	their by-laws or articles of association;
“Permitted Dividend” means any and all distributions of paid in capital or retained earnings, including decapitalisations or dividends paid by the Company to the Seller made after the Economic Date until (and including) the Completion Date, provided that such dividend can be satisfied in cash which is available to the Company from its existing cash resources at the date of payment; and the payment otherwise complies with applicable law;
“Permitted Encumbrances” means liens, charges, mortgages, pledges, encumbrances, security interests (whether legal or equitable), production payments, carried interests, overrides, rights of set off or other burdens, in each case, arising under or otherwise resulting by operation of law;
“Permitted Equity Contribution” means any contribution of an equity nature paid to a Group Company by the Seller or on its behalf, in each case in whatever form insofar as such contribution is paid after the Economic Date until (and including) the Completion Date but not including any contribution of an equity nature paid by or on behalf of the Seller to a Group Company, or by the Company to the Subsidiary, in connection with the satisfaction of the Condition;
“Permitted Leakage” means costs reasonably and properly incurred in accordance with previous business practice and in the Ordinary Course of Business by the Group Companies on a cash basis of accounting after the Economic Date until (and including) the Completion Date pursuant to Affiliate Contracts, and provided that where Permitted Leakage falls under paragraph 4 of Schedule 7, such aggregate amount shall not exceed USD 15 million;
“PSC Licence” means the production sharing contract entered into between the Republic of Equatorial Guinea (represented by the Ministry of Mines and Energy) and Triton Equatorial Guinea, Inc. for Block G on 26 March 1997, as amended from time to time;
“Purchasers” means both of Kosmos and Trident and “Purchaser” means either one of them;
“Purchaser’s Warranties” means the warranties referred to in Clause 12 (Purchasers' warranties and undertakings);
“Reasonably Endeavour” means the taking by a Party of action in accordance with Good and Prudent Oilfield Practice and reasonable commercial practice as applied to the particular matter in question, provided, however, that such action shall not include the incurring of any unreasonable expense;
“Reference Interest Rate” means three (3) percentage points per annum; “Related Persons” has the meaning given in Clause 23.4 (Entire agreement);
“Representatives” means, in relation to a person, its directors, officers, employees, external legal advisers, accountants, consultants, financial advisers and bankers;
“Retained Group” means the Seller, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Seller and all other subsidiaries or subsidiary undertakings of any such holding company, in each case as defined in the Companies Act and including, for the avoidance of doubt, Hess Corporation and its subsidiaries but excluding the Group Companies after the Completion Date;
“Rules” has the meaning given in Clause 34.2 (Governing law and jurisdiction);
“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Executive Order, the USA Patriot Act of 2001, the Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, or Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by OFAC, and any similar law, regulation, or Executive Order enacted in the United States after the date of this Agreement and (ii) any sanctions measures imposed by the United Nations Security Council, European Union or any of its present member states, or the United Kingdom;
“Seadrill Claim” means the claim against the Subsidiary by Seadrill Esparanza Limited referred to in specific disclosure (c)(14) set out in the Disclosure Letter;
“Seller’s Designated Account” means the bank account the details of which shall be notified to the Purchasers by the Seller at least five (5) Business Days prior to Completion or the due date of the relevant payment;
“Seller Guarantee” has the meaning given in Clause 26.4;

“Seller’s Lawyers” means White & Case LLP, 5 Old Broad Street, London EC2N 1DW; “Senior Managers” means the individuals listed in Schedule 6 (Senior Managers);
“Settlement Agreement” means the settlement agreement between inter alia The Republic of Equatorial Guinea and the Subsidiary entered into on or about the Execution Date;
“Shares” means, subject to Clause 5.6, 35,001 ordinary shares in the Company with a par value of USD 1 each, representing 100% of the shares in the issued share capital of the Company;
“Subsidiary” means Hess Equatorial Guinea, Inc., further details of which are set out in Part 2 of Schedule 1 (Details of the Subsidiary);
“Subsidiary Shares” means 100,001 ordinary shares in the Subsidiary with a par value of USD 10 each, representing 100% of the shares in the issued share capital of the Subsidiary;
“Surrender Date” has the meaning given in Clause 5.6(a); “Tax” and “Taxation” means:

(a)
all taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax, including all national, federal, state, local, municipal, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupational, excise, severance, windfall profits, stamp, licence, payroll, social security, royalties, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax (whether payable directly or by withholding, whether or not requiring filing, whether chargeable directly or primarily against or attributable directly or primarily to any of the Group Companies or any other person and whether any amount in respect of any of them is recoverable from any other person) imposed by any Tax Authority; and

(b)	all penalties, fines and interest included in or relating to any Taxation falling in paragraph (a) above;
“Tax Authority” means any Governmental or Regulatory Authority or other authority anywhere in the world that has the power to impose or collect any Tax;
“Tax Records” means all returns, information, statements, accounts, registrations, computations, disclosures, notices, claims, disclaimers, elections, surrenders and applications relating to Tax;
“Tax Warranties” means the warranties set out in Clause 10.2(qq) to Clause 10.2(aaa);
“Tax Statute” any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same;
“Title Warranties” means the warranties set out in Clause 10.2(a) to Clause 10.2(i) and Clause 10.2(p) to Clause 10.2(r) (Seller’s warranties);
“Transaction Documents” means:

(a)	this Agreement;

(b)	the Disclosure Letter;

(c)	the Updated Disclosure Letter;

(d)	the Transitional Services Agreement;
and “Transaction Document” shall mean any of them;
“Transitional Services Agreement” means the transitional services agreement relating to certain transitional services to be provided by the Retained Group to the Subsidiary following Completion, to be entered into on the Completion Date substantially on the terms set out in the term sheet set out in Schedule 8;
“Trident Designated Account” means the account the details of which shall be notified to the Seller by Trident at least five (5) Business Days prior to the due date of the relevant payment;
“Trident Group” means Trident and all its subsidiary undertakings, all its holding companies and all other subsidiary undertakings of each of its holding companies and “Trident Group Company” shall mean any one of them;
“Updated Disclosure Letter” means the disclosure letter described as such and dated as of the Completion Date, addressed by the Seller to the Purchasers and delivered to the Purchasers on the Completion Date, substantially in the same form as the Disclosure Letter;
“US GAAP” means the United States generally accepted accounting principles in effect from time to time;
“USD”, “Dollars” or “$” means the lawful currency of the United States of America;
“Warranties” means the warranties set out in Clause 10 (Seller’s warranties) and Clause 16 (Mutual warranties) given by the Seller and “Warranty” shall be construed accordingly;
“Wilful Misconduct” means any act or failure to act (whether sole, joint, or concurrent) by a person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, the harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity;
“Working Capital Amount” means USD 46,450,000, being the working capital of the Group Companies as at the Economic Date; and
“Working Hours” means, in relation to any location, 9.30 a.m. to 5.30 p.m. at such location on a Business Day.

1.2	The expression “in the agreed form” means in the form agreed between the Parties and signed for the purposes of identification by or on behalf of the Parties.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.4	References to “include” or “including” are to be construed without limitation.

1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6
References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, Governmental or Regulatory Authority or other body or entity (whether or not having separate legal personality).

1.7	The expressions “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act.

1.8	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.11
References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement would increase or extend the liability of the Seller under this Agreement.

1.12
References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13
All payments required in accordance with this Agreement shall be made in USD. For the purposes of applying a reference to a monetary sum expressed in USD, an amount in a different currency shall be converted into USD on a particular date at an exchange rate equal to the mid-point closing rate for converting that currency into USD on that date as quoted in the New York edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid-point closing rate quoted by Barclays Bank PLC in London). In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 3 (Limitations on Liability).

1.14	This Agreement shall be binding on and be for the benefit of the successors of the Parties.

2.	Sale and purchase

2.1	The Seller shall sell the Shares and the Purchasers shall each purchase fifty percent (50%) of the Shares with all rights attaching or accruing to them at Completion on the terms of this Agreement.

2.2	The Seller shall transfer the title to the Shares to the Purchasers free from all Encumbrances.

2.3	Neither the Seller nor the Purchasers shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

3.	Condition

3.1
The obligations of the Seller and the Purchasers to complete the sale and purchase of the Shares are in all respects conditional on the satisfaction (or waiver, as the case may be) of the following condition:

(a)	all sums owing by the Contractor (as defined in the Settlement Agreement) to the General Treasury of the State pursuant to clause 4 of the Settlement Agreement having been paid (the “Condition”).

3.2	The Seller shall:

(a)	make an equity contribution to the Company and/or the Subsidiary equal to the sums owing by the Subsidiary to the General Treasury of the State pursuant to clause 4 of the Settlement Agreement; and

(b)	use reasonable endeavours to procure the fulfilment of the Condition as soon as possible and in any event before the Long Stop Date.

3.3	The Seller and the Purchasers may, acting jointly and in writing, waive in whole or in part the Condition.

3.4
The Seller undertakes to notify the Purchasers in writing, and the Purchasers undertake to notify the Seller in writing, of anything which will or may prevent the Condition from being satisfied on or before the Long Stop Date promptly after it comes to its attention.

3.5	Each Party undertakes to notify the other Party as soon as possible on becoming aware that the Condition has been satisfied and in any event within two (2) Business Days of such satisfaction.

3.6
If the Condition is not fulfilled or waived on or before the Long Stop Date, the Parties shall be entitled to treat this Agreement as terminated subject to, and on the basis set out in, Clause 14.2 (Termination).

4.	Consideration
Initial Consideration

4.1
The initial consideration for the sale and purchase of the Shares shall be an aggregate amount equal to USD 650,000,000.00 (six hundred and fifty million Dollars) (the “Initial Consideration”), as adjusted pursuant to the provisions of this Clause 4.

Initial Statement of Accounts

4.2
The Seller shall prepare and deliver to the Purchasers, by no later than ten (10) Business Days prior to the Completion Date, the Initial Statement of Accounts, prepared in accordance with Part 1 of Schedule 5 (Statement of Accounts). The Initial Statement of Accounts shall be prepared taking into account reasonable best estimates available at the time of preparation.

Initial Adjusted Consideration

4.3	The Initial Consideration shall be modified (as applicable) by the following Adjustments calculated in the Initial Statement of Accounts:

(a)	increased by an amount equal to any and all Permitted Equity Contributions paid by the Seller to the Company;

(b)	decreased by an amount equal to any and all Permitted Dividends paid by the Company to the Seller;

(c)	increased by the Working Capital Amount;

(d)
increased by amounts paid by the Seller or a member of the Retained Group for the benefit of a Group Company after the Economic Date until (and including) the Completion Date to the extent that such amounts:

(i)	are not Permitted Leakage;

(ii)	are reasonably and properly incurred in the Ordinary Course of Business and in accordance with previous business practice; and

(iii)	in aggregate do not exceed US$1 million unless otherwise agreed by the Purchasers;

(e)	decreased by an amount equal to Leakage except for Permitted Leakage;

(f)
increased by an amount equivalent to interest calculated in Dollars, using the Reference Interest Rate, on the Permitted Equity Contribution from the date of payment of the Permitted Equity Contribution until (and inclusive of) the Completion Date;

(g)
increased by an amount equivalent to interest calculated in Dollars, using the Reference Interest Rate, on the Working Capital Amount from (and exclusive of) the Economic Date until (and inclusive of) the Completion Date;

(h)
decreased by an amount equivalent to interest calculated in Dollars, using the Reference Interest Rate, on the Permitted Dividends from the date of payment of the Permitted Dividend until (and inclusive of) the Completion Date; and

(i)
decreased by an amount equivalent to interest calculated in Dollars, using the Reference Interest Rate, on an amount equal to Leakage (other than Permitted Leakage) from the date such Leakage arises until (and inclusive of) the Completion Date; and

(j)
increased by an amount equivalent to interest calculated in Dollars, using the Reference Interest Rate, on the Initial Consideration from (and exclusive of) the Economic Date until (and inclusive of) the Completion Date.

4.4
At Completion, the Initial Adjusted Consideration shall be calculated by increasing or decreasing the Initial Consideration (as the case may be) in accordance with the Initial Statement of Accounts and in accordance with Clause 4.3 above; provided, however, that the amount of the Initial Consideration shall not be reduced by the Permitted Leakage, if any.

4.5
Payment by each Purchaser to the Seller of fifty percent (50%) of the Initial Adjusted Consideration (based on the Initial Statement of Accounts to be delivered by the Seller to the Purchasers on Completion) shall be made at Completion in accordance with paragraph 1 of Part 2 of Schedule 2 (Completion Arrangements).

Final Settlement Amount

4.6
The Initial Adjusted Consideration shall be further adjusted after Completion by the Final Settlement Amount and an amount equivalent to interest calculated in Dollars in accordance with Clause 6, using the Reference Interest Rate, on the Final Settlement Amount as set out in the Final Statement of Accounts, from and including the day on which Completion takes place to and including the date of payment thereof, payable in each case by the Purchasers to the Seller if the Final Adjusted Consideration is greater than the Initial Adjusted Consideration, and payable in each case by the Seller to the Purchasers if the Final Adjusted Consideration is less than the Initial Adjusted Consideration. If an amount is payable by the Purchasers under this clause, each Purchaser shall be liable to pay the Seller fifty percent

(50%) of such amount. If an amount is payable by the Seller to the Purchasers under this clause, the Seller shall be liable to pay each Purchaser fifty percent (50%) of such amount.

5.	Pre-Completion Obligations

5.1	Subject to Clause 5.2, the Seller shall procure that from the Execution Date until Completion, each Group Company will:

(a)	conduct its business in the Ordinary Course of Business and in substantially the same manner as in the 24 months prior to the Execution Date;

(b)
subject to the non-Affiliated parties to the JOA and any other non-Affiliated committee members providing their prior consent, permit the Purchasers, at the Purchaser’s sole cost to appoint an observer to operating committee meetings and technical committee meetings under a JOA, provided that any such meeting shall proceed irrespective of whether such appointee is in attendance;

(c)	consult with the Purchasers with regard to the PSC Licence prior to any material decision in connection with the PSC Licence which is not in the Ordinary Course of Business;

(d)
procure that each Purchaser is given reasonable access at reasonable times, on reasonable advance notice and at the Purchaser’s sole cost, to all material documents, material information and data reasonably requested by a Purchaser relating to all material facts, matters and things in respect of the Group Companies and the Interest Documents;

(e)
conduct its affairs in relation to the PSC Licence materially in accordance with and in compliance with the Interest Documents (including taking all reasonable steps to ensure that the PSC Licence is protected and maintained); and

(f)
insure the Business and the assets of the Group Company and the PSC Licence and operations at the PSC Licence in the Ordinary Course of Business and substantially in the same manner and to the same extent as prior to the date of this Agreement and pay all premia thereon, provided that neither the Seller nor any Group Company shall be required to comply with paragraphs (b), (c) or (d) above, where (i) the Seller and/or a Purchaser has given notice that, in its reasonable opinion the Condition is unlikely to be satisfied on or before the Long Stop Date or (ii) the Seller reasonably believes that doing so would lead to the disclosure of any proprietary or commercially sensitive information relating to the Seller or any of its Affiliates (other than information relating solely to the Business).

5.2
Notwithstanding Clause 5.1, in the period between the Execution Date and Completion, except as may be required or permitted by this Agreement or as may be required by any applicable law or any Governmental or Regulatory Authority, the Seller shall not and shall procure that, no Group Company shall do any of the following without the prior written consent of each Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	declare, make or pay any dividend or other distribution, other than dividends or distributions to another Group Company or Permitted Dividends;

(b)
sell or agree to sell the Shares or the Subsidiary Shares (in whole or in part) to a third party or accept any offer from a third party to purchase the Shares or the Subsidiary Shares (in whole or in part);

(c)	create, allot or issue any shares in a Group Company, or give, create or enter into any option over shares in a Group Company, other than to another Group Company;

(d)	create or grant, or agree to create or grant, any Encumbrance (other than Permitted Encumbrances) over the Shares or the Subsidiary Shares or over any material assets of a Group Company;

(e)	sell or agree to sell any material assets of a Group Company (in whole or in part);

(f)	in respect of the Group Companies only, grant any guarantees or indemnities for the benefit of any person, other than in the Ordinary Course of Business;

(g)	grant any loans by the Group Companies other than credit under usual terms or write off or release any debts;

(h)	voluntarily surrender, withdraw from or abandon the PSC Licence (in whole or in part);

(i)	amend (in any material respect), terminate or agree to amend or terminate any of the Interest Documents;

(j)	amend, any Affiliate Contract in a manner that would cause Permitted Leakage arising from such Affiliate Contract to be materially increased;

(k)	waive or agree to waive any of its rights or remedies under the Interest Documents in so far as such rights and remedies materially affect the PSC Licence;

(l)
enter into any contract, agreement or arrangement which, once entered into, would be a Material Contract, or amend (in any material respect), terminate or agree to amend or terminate any such Material Contract, in any such case, other than in the Ordinary Course of Business;

(m)	propose any scheme or plan of arrangement, reconstruction, amalgamation, merger or demerger in respect of the Group Companies;

(n)	propose any winding-up or liquidation of the Group Companies;

(o)	make any material change in the nature or organisation of the business of the Group Companies;

(p)	discontinue, cease to operate or wind up, or resolve to do any of the foregoing, as to all or any material part of the business of the Group Companies;

(q)	make any variation to the terms and conditions of employment of any employee of a Group Company other than in the usual course of business;

(r)	appoint, employ or offer to appoint or employ any person other than in the usual course of business;

(s)	dismiss any employee other than in the usual course of business;

(t)
incur or pay any management charge or make any other payment in each case to any member of the Retained Group or their Representatives, other than, for the avoidance of doubt, payments of such fees to another Group Company and payments specified as Permitted Leakage or as Permitted Dividends;

(u)
institute, abandon or settle any material legal proceedings (except debt collection in the Ordinary Course of Business) against or otherwise involving a Group Company or make any admission of material liability by or on behalf of a Group Company;

(v)
make, revoke or amend any Tax election or, other than as expressly required to satisfy the Condition, settle or compromise any Tax liability or agree to an extension or waiver of the limitation period to any Tax claim made by any Tax Authority or grant any power of attorney with respect to Taxes or enter into any closing agreement with respect to any Tax;

(w)	change any method of accounting for Tax purposes; or

(x)	file any amended income Tax return or other material amended Tax return other than as expressly required to satisfy the Condition.

5.3	Clause 5.2 does not apply in respect of and shall not operate so as to restrict or prevent:

(a)
any matter reasonably undertaken in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect of such situation (and of which the Purchasers will be promptly notified in writing);

(b)	the completion or performance of any obligations undertaken pursuant to any agreement Disclosed prior to the date of this Agreement and which was entered into prior to the date of this Agreement.

(c)
any matter expressly permitted by, or necessary for performance of, this Agreement (including, for the avoidance of doubt, the satisfaction of the Condition and the performance of Clause 5.6) or any of the other Transaction Documents or necessary for Completion;

(d)	any matter undertaken at the request of the Purchaser (subject to the Seller being able to undertake such matter);

(e)	providing information to any Regulatory Authority in the Ordinary Course of Business;

(f)	any matter to the extent required by applicable law;

(g)	any Permitted Leakage.

5.4
It would be unreasonable for the Purchasers to withhold their consent under Clause 5.2 if the consent being sought is reasonably necessary to maintain the present status or condition of any of the assets of the Group Companies in accordance with Good and Prudent Oilfield Practice and/or in order to comply with its obligations under the Interest Documents as Disclosed prior to the Execution Date.

5.5
The Seller and the Purchasers (each on behalf of the Subsidiary) shall use all reasonable endeavours and shall negotiate in good faith to agree as soon as reasonably practicable after the date of this Agreement, and in any event before Completion, the final form of the Transitional Services Agreement in accordance with the principles and agreed terms set out in Schedule 8 (Transitional Service Agreement Term Sheet). If upon Completion the Seller and the Purchasers (each on behalf of the Subsidiary) have not agreed the final form of the Transitional Services Agreement, and/or the parties thereto have not entered into the Transitional Services Agreement, the Seller shall procure that the Retained Group provides the relevant transitional services to the Subsidiary in accordance with the terms set out in the term sheet set out in Schedule 8.

5.6	No later than five (5) Business Days prior to the Completion Date, the Seller shall:

(a)
irrevocably surrender one Share for zero consideration (the date of such surrender being the “Surrender Date”), such that on Completion the Company will have 35,000 shares with a par value of USD 1 each in issue; and

(b)	notify the Purchasers that such surrender has taken place and provide to the Purchasers a certified copy of the register of members of the Company evidencing such surrender, and with effect from the Surrender Date the definition of “Shares” in Clause 1.1 shall be construed accordingly.

6.	Final statements of accounts

6.1
The Seller shall prepare and deliver to the Purchasers, by no later than one hundred and twenty (120) days after the Completion Date, the Final Statement of Accounts, prepared in accordance with Part 2 of Schedule 5 (Statement of Accounts). The Final Statement of Accounts shall be based on actual financial results where available, or, in the absence of such results, on reasonable best estimates available at the time of preparation, and shall include any amounts not previously accounted for at Completion pursuant to the Initial Statement of Accounts and/or any necessary correction of amounts accounted for pursuant to the Initial Statement of Accounts.

6.2	During a period of thirty (30) days following the Final Statement of Accounts Date, the Purchasers may verify all amounts in the Final Statement of Accounts.

6.3
If any Purchaser takes exception to any of the figures contained in the Final Statement of Accounts, that Purchaser shall notify the Seller in writing, within forty-five (45) days of the Final Statement of Accounts Date, listing all figures in the Final Statement of Accounts that it disputes or is otherwise unable to verify based upon the Seller’s documentation (or lack thereof) and detailing the basis for each exception, to the extent of the information then available to the Purchaser. In the event that a Purchaser delivers such a written notice of dispute to the Seller within the applicable time limit, the provisions of Clause 6.4 shall apply as to all disputed figures contained in the Final Statement of Accounts.

6.4
Upon a Purchaser delivering a written notice to the Seller pursuant to Clause 6.3, the Seller and the Purchasers shall Reasonably Endeavour to resolve all of the written exceptions, and upon such resolution the Final Statement of Accounts shall be deemed amended accordingly. In the event that the Seller and the Purchasers have not agreed upon the resolution of all outstanding figures in the Final Statement of Accounts within fifty-five (55) days of the Final Statement of Accounts Date, a Purchaser may, by written notice delivered to the Seller within sixty (60) days of the Final Statement of Accounts Date, refer all unresolved figures in the Final Statement of Accounts for binding dispute resolution by an independent expert as provided for in Clause 6.6.

6.5	All figures:

(a)	to which no Purchaser, within the time permitted, takes exception as provided for in Clause 6.3; or

(b)
that are disputed by a Purchaser pursuant to Clause 6.3 within the time permitted but are resolved between the Purchasers and the Seller or not referred by a Purchaser for dispute resolution within sixty (60) days of the Final Statement of Accounts Date as provided for in Clause 6.4, shall be deemed finally resolved between the Purchasers and the Seller and shall be paid, in accordance with the relevant Final Statement of Accounts, by the owing Party or Parties (as applicable) to the other Party or Parties (as applicable), by the transfer of immediately available funds to the Seller’s Designated Account or in equal parts into the Kosmos Designated Account and the Trident Designated Account (as applicable) within seventy-five (75) days of the Final Statement of Accounts Date. In the event that a Purchaser, within the time permitted, takes exception to any figure in a Final Statement of Accounts pursuant to Clause 6.3 and then, within the time permitted, a Purchaser invokes binding dispute resolution as to any outstanding exception as referenced in Clause 6.4, no disputed amount shall be paid by the relevant Party or Parties (as applicable) until such outstanding exception is resolved. For the avoidance of doubt, all amounts that are not disputed shall be paid by the relevant Party or Parties (as applicable) no later than within seventy-five (75) days of the Final Statement of Accounts Date.

6.6
In the event that a Purchaser notifies the Seller, within the applicable time limit, of the referral of any dispute regarding any figures contained in the Final Statement of Accounts for resolution by an independent expert as provided for in Clause 6.4, the Seller and the Purchasers shall Reasonably Endeavour to appoint, by agreement, an independent expert, being a member in good standing for not less than ten (10) years of the American Institute of Certified Public Accountants, with relevant expertise, and without any conflict of interest involving any Party or their Affiliates. In the event that the Seller and the Purchasers do not make such appointment within ten (10) days of delivery of the Purchaser’s referral notice as described in Clause 6.4, then, upon the application of any Party, the appointment shall be referred to the New York Office of the American Arbitration Association. The independent expert shall consider such written documentation and other submittals as he or she may request of the Parties and may seek such specialised consultancy advice as he or she sees fit. The decision of the independent expert so appointed shall be in writing, delivered not later than sixty (60) Business Days from the date of appointment of such independent expert unless otherwise agreed by the Parties and shall, in the absence of fraud or manifest error, be final and binding on the Parties. The payment of any outstanding amount, as determined by such independent expert, plus interest on such amount at the Reference Interest Rate from (and inclusive of) the Completion Date to (and inclusive of) that certain Business Day immediately preceding the date of payment, as determined to be owing by either Party to the other, shall be made within fifteen (15) days of such decision. The costs of the independent expert shall be borne as determined by the independent expert. Such independent expert shall be deemed to be acting as an expert and not as an arbitrator.

6.7
All Adjustments shall be accounted for in Dollars, and any Adjustments not expressly provided herein as Adjustments to be accounted for in Dollars shall be converted to Dollars, with any such exchange rate conversions being made as provided for in the definition thereof in Clause 1.1 of this Agreement and in accordance with the Seller’s normal accounting policies and procedures. Any and all amounts owing pursuant to this Agreement shall be paid on the due date for payment in immediately available funds to the Seller’s Designated Account or in equal parts into the Kosmos Designated Account and the Trident Designated Account (as applicable).

6.8
No item taken into account in calculating any one Adjustment shall be taken into account in calculating any other Adjustment such that it would result in a Party making or receiving payment twice in respect thereof.

6.9
For the avoidance of doubt, all payments made by one Party to another Party pursuant to the Final Statement of Accounts, including any amount that is ultimately determined to be owing by one Party to another Party pursuant to the dispute resolution procedures of Clause 6.6, shall be deemed Adjustments to the Initial Adjusted Consideration.

7.	Leakage

7.1	Pending Completion, the Seller shall procure that no Group Company shall undertake any act or course of conduct which would result in Leakage. In this Agreement, “Leakage” means:

(a)
the declaration, making or payment of any dividend or other distribution, or making of any redemption, purchase or other acquisition of any of its shares or other ownership interests, other than Permitted Dividends; and

(b)
the making of any payment (including of consulting, advisory or management fees) to the Retained Group or their Representatives, other than, for the avoidance of doubt, payments specified as Permitted Leakage, but shall not include:

(c)
any matter undertaken at the request of the Purchasers (subject to the Seller being able to undertake such matter) or with the Purchasers' consent, such consent not to be unreasonably withheld, conditioned or delayed;

(d)	for the avoidance of doubt, any payment made by a Group Company to the General Treasury of the State (as referred to in the Settlement Agreement) in order to satisfy the Condition; and

(e)	any Permitted Leakage.

7.2
Except where an adjustment is made in respect of Leakage under Clause 4.3 (Initial Adjusted Consideration) or 4.6 (Final Settlement Amount), the Seller shall indemnify and hold each Purchaser harmless from and against all Losses suffered or incurred by it arising from the breach by the Seller of any covenants or undertakings contained in Clause 7.1.

7.3	Any payment pursuant to Clause 7.2 shall be treated as an adjustment to the Initial Adjusted Consideration or Final Adjusted Consideration, as applicable.

8.	Completion

8.1	Completion shall take place on the Completion Date at the offices of the Seller’s Lawyers or at such other place as is agreed in writing by the Seller and Purchasers.

8.2
At Completion the Seller shall do those things listed in Part 1 of Schedule 2 (Completion Arrangements) and the Purchasers shall do those things listed in Part 2 of Schedule 2 (Completion Arrangements).

8.3
If there is a material breach of Clause 8.2 and Schedule 2 (Completion Arrangements) on the Completion Date, the Seller or, as the case may be, the Purchasers may (provided, that the Seller or a Purchaser (as applicable) has not itself materially breached Clause 8.2 and Schedule 2 (Completion Arrangements)):

(a)	defer Completion (with the provisions of this Clause 8 applying to Completion as so deferred);

(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)
terminate this Agreement by written notice to the other Parties, provided that the Parties’ accrued rights and obligations under this Agreement (excluding any right of the Purchasers to claim damages for breach of Warranty) and their rights and obligations under the Continuing Provisions shall continue, but in all other respects the Parties’ rights and obligations under this Agreement shall cease.

9.	Post-completion covenants

9.1
Following Completion, each Purchaser undertakes to the Seller not to bring (and to procure that no other member of the Kosmos Group (in respect of Kosmos) or the Trident Group (in respect of Trident) (including, for the avoidance of doubt in respect of each of Kosmos or Trident, the Group Companies) shall bring) any action, challenge, claim or proceeding, against all Senior Managers in respect of any action (or inaction), conduct, default or omission of any such person prior to Completion except in the case of fraud or Wilful Misconduct.

9.2
Subject to Clause 9.3, the Seller shall procure that each Affiliate Contract and any other contract or arrangement between a Group Company and any member of the Retained Group shall be terminated at Completion and, except in respect of issuance pursuant to Clause 9.4 and payment of any bona fide invoices issued, the Seller shall, and shall procure that its Affiliates shall, release in full and hold the Group Companies harmless in respect of and the relevant Group Company shall release in full and hold the Seller, and its Affiliates, harmless against all claims and liabilities (other than in respect of third party claims) arising directly under the Affiliate Contracts up to and including the Completion Date. Notwithstanding termination of the Marketing Services Agreement pursuant to this Clause 9.2 (or as otherwise agreed), the Seller shall procure that Hess International Sales LLC or any member of the Retained Group will pay to the Subsidiary all sums that would, but for the termination, have been payable by Hess International Sales LLC to the Subsidiary under the Marketing Services Agreement (or otherwise) in relation to any Sales Agreements (as defined under the Marketing Services Agreement) entered into prior to the date of such termination.

9.3
The Purchasers may request in writing to the Seller at least fifteen (15) Business Days prior to Completion that certain Affiliate Contracts shall remain in place following Completion (the “Maintained Affiliate Contracts”). On receipt of a written request from the Purchasers, the Seller shall procure that each Maintained Affiliate Contract shall not be terminated at Completion.

9.4
If, at Completion, any amounts have been reasonably and properly incurred in accordance with an Affiliate Contract or a Maintained Affiliate Contract but have not been invoiced to the Group Company, within thirty (30) days of Completion the Seller shall or shall procure that its Affiliate shall, issue a final invoice under that Affiliate Contract or the latest invoice under that Maintained Affiliate Contract requesting payment of such outstanding amounts.

10.	Seller’s warranties

10.1
Any Warranties that are qualified by the knowledge, belief or awareness of the Seller shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of the Senior Managers (having made all reasonable enquiries of such other Senior Managers), provided, that, in the event of any breach or claim with respect to the Warranties, such individuals shall not incur any liability under the Agreement on the basis of their responses to such enquiry.

10.2	The Seller warrants to the Purchasers as of the Execution Date and as of the Completion Date that:
Incorporation and Authority

(a)
The Seller and the Group Companies are companies duly incorporated and validly existing under laws of the Cayman Islands and each of the Group Companies have full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns.

(b)
The Seller has full power and authority to enter into and perform this Agreement and the Seller has full power and authority to enter into and perform the other Transaction Documents to which it is a party and all other documents executed by the Seller which are to be delivered at Completion (together, the “Documents”), each of which constitutes (when executed) legal, valid and binding obligations of the Seller in accordance with its respective terms.

(c)
The execution, delivery and performance by the Seller of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the memorandum and articles of association of the Seller; (ii) any order, judgment or decree of any court or governmental authority by which the Seller, or the Company is bound; or (iii) any agreement or instrument to which the Seller or any Group is a party or by which it is bound.

(d)
The Seller and any the Group Company are not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 (or under the insolvency laws of any applicable jurisdiction) or has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of the Seller or any Group Company. No administrator or any receiver or manager has been appointed by any person in respect of the Seller or any Group Company or all or any of its or their assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Seller and any Group Company have not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

Ownership of the Shares

(e)
The Seller is and will at the Completion Date be the sole legal and beneficial owner of, and has the right to exercise all voting and other rights over, all of the Shares. The Company is and will at the Completion Date be the sole legal and beneficial owner of, and has the right to exercise all voting and other rights over, all of the Subsidiary Shares in the Subsidiary.

(f)
The Shares are and will at the Completion Date constitute the entire allotted and issued share capital of the Company and are fully paid up. The Subsidiary Shares are and will at the Completion Date constitute the entire allotted and issued share capital of the Subsidiary and are fully paid up.

(g)
The Shares are and will at the Completion Date be free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares and no claim has been made by any person to be entitled to any such Encumbrance. The Subsidiary Shares are and will at the Completion Date be free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Subsidiary Shares and no claim has been made by any person to be entitled to any such Encumbrance.

(h)	There are and will be no agreements or commitments outstanding which call for the issue of any shares, loan stock or debentures in or other securities of any Group Company or accord to any person the right to call for the issue of any such shares, loan stock, debentures or other securities.

(i)
No notices have been received by any of the Seller or any Group Company and so far as the Seller is aware no steps have been taken in relation to any expropriation, nationalisation or dilution or similar of the share capital of any Group Company or the PSC Licence.

Corporate and business

(j)	The information relating to the Group Companies set out in Schedule 1 (Details of the Group Companies) is true and accurate in all respects.

(k)	No Group Company has any subsidiary undertakings or any interest in the shares or other capital of any entity, other than, in the case of the Company, the Subsidiary.

(l)
The copies of the constitutional documents of the Group Companies, the PSC Licence, the JOA and, so far as the Seller is aware, the minutes of the Operating Committee (excluding any attachments, annexes or schedules thereto) included in the Data Room Documents are true and complete copies of the originals of such documents.

(m)
The books, registers and records (including all accounting records) of the Group Companies are in all material respects complete and accurate and up to date in accordance with applicable laws and are maintained and retained in accordance and for the period required by applicable laws. All such books, registers and records and other necessary documents and records relating to its affairs are in the possession or under the direct control, and subject to the unrestricted access, of the relevant Group Company. So far as the Seller is aware, the Group Companies have not received any application for rectification of any of its registers, including the register of members.

(n)
So far as the Seller is aware, there is no power of attorney given by any Group Company in force and no outstanding authority by which any person may enter into an agreement, arrangement or obligation to do anything on behalf of any Group Company (other than any authority of its directors, branch manager and certain legal representatives to act in the ordinary and usual course of their duties).

(o)
No Group Company is subject to any actual or contingent liability arising out of or in connection with any production sharing contract or equivalent arrangement (other than the PSC Licence) to which it has been a party or in which it has held an interest.

Asset and title to the PSC Licence

(p)
The relevant Group Company is the holder of an 80.75% equity participating interest in the PSC Licence, which is burdened by an 85% paying working interest in the PSC Licence, but otherwise free from any Encumbrances (other than the rights in favour of GEPetrol and other Governmental or Regulatory Authority according to the terms of the PSC Licence and applicable laws).

(q)	So far as the Seller is aware, the PSC Licence and the JOA are valid and in full force and effect.

(r)
No Group Company is or, so far as the Seller is aware, has in the past been in default or in breach of any material terms or conditions of any of the PSC Licence or the JOA and no event has occurred or failed to occur which constitutes, or with the giving of notice or lapse of time or both, would constitute, a material breach or default of the PSC Licence or the JOA by a Group Company.

(s)	So far as the Seller is aware, no other party to the JOA is in default or in breach of any material terms or conditions of any of the JOA and so far as the Seller is aware, no event has occurred or failed to occur which constitutes, or with the giving of notice or lapse of time or both, would constitute, a material breach or default of the JOA by any other party to it.

(t)
So far as the Seller is aware, the Group Companies have paid all material fees and charges imposed by any applicable Governmental or Regulatory Authority, which have become due and payable with respect to the PSC Licence.

(u)
So far as the Seller is aware, no Group Company has received any written notification from any applicable Governmental or Regulatory Authority that any investigation or inquiry is being or has been conducted by any such Governmental or Regulatory Authorities in respect of violations of Environmental Law in relation to the PSC Licence.

(v)
The PSC Licence, together with applicable laws, contains the entirety of the obligation of the relevant Group Company to the Governmental or Regulatory Authorities, and no other understanding or agreement exists between the relevant Group Company and the Governmental or Regulatory Authorities in relation to the subject matter of the PSC Licence.

Material assets

(w)
The material assets included in the Accounts or acquired by the Group Companies since the Economic Date (other than trading stock disposed of since that date in the ordinary course of business) and all other material assets owned by the Group Companies are the absolute property of the relevant Group Company (save to the extent cost recovered under the PSC Licence) and are free from any Encumbrance.

(x)	The Group Companies do not have any Encumbrances subsisting over the whole or any part of its present or future revenues or material assets.

(y)
All such material assets owned by the Group Companies are not the subject of any leasing, hiring or hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement.

(z)	All such material assets are in the possession or under the control of the relevant Group Company.
Any reference to “assets” in (w) and (z) shall not include any assets constituting the participating interest in the PSC Licence (including any Joint Property as defined in the JOA) or the PSC Licence.
Accounts
(aa)    The Accounts:

(i)	have been prepared by the Group Companies in accordance with the applicable law and US GAAP;

(ii)
have been prepared in accordance with the Group Companies' relevant accounting principles (as Disclosed), and in a manner consistent with the Group Companies' past practice of applying such accounting principles;

(iii)	are accurate in all material respects;

(iv)	show a true and fair view of the financial position, assets, liabilities, profit or loss and cash flows of the Group Companies as of the dates and periods indicated therein; and

(v)	the Disclosure Letter contains true and accurate copies of all the Accounts, provided that no warranty given by this paragraph (aa) shall be construed as a warranty relating to the appropriate inclusion in the Accounts of any reserve or accrual for uncertain or contingent Tax positions as required by US GAAP.

Debt

(bb)
Save as Disclosed, the Group Companies have no Debt and are not party to nor bound by any agreement relating to Debt. On the Closing Date, no Group Company will have any Debt whatsoever nor be party to nor be bound by any agreement relating to Debt;

Material Disputes

(cc)
Save as Disclosed, no Group Company is a plaintiff nor, so far as the Seller is aware, a defendant in or otherwise a party to any litigation, arbitration or administrative proceedings of a material nature;

(dd)
So far as the Seller is aware, no Group Company has received any written notification of any material dispute which in the reasonable opinion of the Seller is likely to give rise to any such litigation, arbitration or administrative proceedings as are referred to in (cc) above.

Compliance with Laws

(ee)
So far as the Seller is aware, each Group Company (i) has carried on, and is carrying on, the Business (including, in the case of the Subsidiary, as Operator and in relation to the ownership of the participating interest in the PSC Licence) in compliance in all material respects with applicable laws and (ii) holds (and is in compliance with) all material authorisations, permissions, licences, permits, consents and approvals from and agreements with any Governmental or Regulatory Authority required under applicable law in relation to its acting as Operator, the conduct of the Business and operations and the ownership of the participating interest in the PSC Licence.

(ff)
Save as Disclosed, (i) there is no ongoing disagreement in writing between any Group Company and any Governmental or Regulatory Authority in relation to cost recovery in respect of a material amount, (ii) so far as the Seller is aware, no Governmental or Regulatory Authority has indicated in writing that any material sums incurred in relation to operations under the PSC Licence are not capable of being cost recovered; and (iii) no written request for an official audit, review or investigation in relation to cost recovery has been received by any Group Company from any Governmental or Regulatory Authority.

(gg)
None of the Seller, any member of the Retained Group nor any of their respective Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement and other Transaction Documents is or will be at the Completion Date: (i) in violation of any Sanctions Laws and Regulations; (ii) a Designated Person or otherwise the target of Sanctions; (iii) involved in any transactions directly or indirectly, relating to or with entities located in countries subject to U.S. economic sanctions; or (iv) engaged in dealings in or with any property or interest in property blocked pursuant to any Sanctions Laws and Regulations.

Contracts

(hh)
Other than those agreements contained in the Data Room Documents, there is no outstanding amount over the amount of USD$25,000 which is due and payable under any material agreement to which any Group Company is a party.

(ii)
Other than as Disclosed, there is no material agreement to which any Group Company is a party, including any area of mutual interest agreement, joint bidding agreement, guarantee, indemnity, credit support or suretyship.

Environment, Health and Safety

(jj)	The Subsidiary complies and has at all times in the ten years prior to the date of this Agreement complied in all material respects with Environmental Law;

(kk)
So far as the Seller is aware, the Subsidiary has not received in the ten years prior to the date of this Agreement a written complaint or a notice alleging a material breach of, or a material liability under, Environmental Law.

(ll)
So far as the Seller is aware, the Subsidiary has obtained and complies, and at all times in the ten years prior to the date of this Agreement has obtained and complied, in all material respects with each material Environmental permit required to carry on the Business and its operations under the PSC Licence.

Employees
(mm)    The current employees of the Group Companies are listed in the Disclosure Letter. (nn)    The Group Companies have complied in all material respects with all employee benefit plans, employment contracts, union agreements and local labour laws in respect of the employees of the Group Companies.

(oo)
Save as Disclosed, there are no material disputes with (or claims by) any unions, works councils, staff associations or other employee representative bodies in relation to the employees of the Group Companies so far as the Seller is aware.

(pp)
So far as the Seller is aware, the Group Companies have funded all reserves required by local labour laws in respect of end of service severance payments, retirement funds and other benefit plans and programs.

Tax

(qq)
For all periods commencing on or after the Economic Date, each Group Company has complied, in all jurisdictions, in all material respects with all statutory provisions, rules, regulations, orders and directions required of it under any Tax Statute or otherwise required by law, and all Tax Records submitted after the Economic Date which relate to periods commencing on or after the Economic Date remain at the date of this Agreement complete, correct and accurate in all material respects.

(rr)
Each Group Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions required of it in relation to records, invoices and other information required to be kept in relation to Tax.

(ss)
For all periods commencing on or after the Economic Date, each Group Company has duly and timely paid all Tax (including where required by way of deduction or withholding and including any requirement to account for such deducted or withheld Tax) for which it is liable and no Group Company is liable, nor has for all periods commencing on or after the Economic Date been liable, to pay any interest, fine or other penalty in connection with Tax.

(tt)    Since the Economic Date:

(i)
no Group Company has been involved in any transaction outside the Ordinary Course of Business which has given or may give rise to a liability to Tax on any Group Company (or would have given or might give rise to such a Tax liability but for the availability of any Tax relief);

(ii)	no accounting period of any Group Company has ended; and

(iii)
there has been no change to the approach taken by any Group Company to matters relating to Tax as compared to any positions taken in any Tax Returns which have been filed prior to the Economic Date save as required by the Settlement Agreement.

(uu)
For all periods commencing on or after the Economic Date, no Group Company has been or is involved in any material dispute with any Tax Authority, and no Group Company is the subject of any enquiry with any Tax Authority concerning any matter other than routine enquiries of a minor nature and the Seller is not aware of any circumstances which would or would be liable to give rise to such a dispute or enquiry.

(vv)
The Company is incorporated, and has its registered office, in the Cayman Islands. No Tax Authority in any jurisdiction considers the Company is resident for Tax purposes in or has a permanent establishment in its jurisdiction. The Company is tax- exempted in the Cayman Islands.

(ww)
The Subsidiary is incorporated, and has its registered office, in the Cayman Islands. No Tax Authority in any jurisdiction (other than the Republic of Equatorial Guinea) considers that the Subsidiary is resident for Tax purposes in or has a permanent establishment in its jurisdiction. The Subsidiary is tax-exempted in the Cayman Islands.

(xx)
Since the Economic Date, all transactions entered into by each Group Company have been entered into on an arm's length basis and the consideration (if any) which has been charged, received or paid by the relevant Group Company on all transactions entered into by it since the Economic Date has been equal to the consideration which would have been expected to be charged, received or paid between independent persons dealings at arm's length.

(yy)
No Group Company is or has been party to any scheme, arrangement, transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax which was either entered into after the Economic Date or otherwise has effect for any period after the Economic Date.

(zz)	No Group Company is bound by or party to any Tax sharing or Tax allocation agreement.

(aaa)
So far as the Seller is aware, no transaction, act, omission or event has occurred in consequence of which any Group Company is or may be held liable for any Tax (including under an indemnity) which Tax is primarily or directly chargeable against or attributable to any person other than any of the Group Companies, whether such liability arises as a result of the operation of law or any agreement entered into by any of the Group Companies.

10.3	Each Purchaser acknowledges and confirms, that:

(a)	it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than the Warranties. In particular, no warranty, representation, covenant, undertaking, indemnity or other statement has been given (expressly or impliedly) in respect of, and each Purchaser acknowledges that it has had an adequate opportunity to review, agrees to hold the Retained Group harmless and is solely responsible for forming its own opinion as to:

(i)	the amount, quality or deliverability of hydrocarbons attributable to any asset of any Group Company;

(ii)	any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations;

(iii)	any forecast of expenditures, budgets or financial projections (including any projections as to the future profitability or future value of any Group Company);

(iv)	any geological formation, drilling prospect or hydrocarbon reserves;

(v)	the repair, condition, working order, fitness for purpose or future performance or capability of any property, plant or equipment forming part of or relating to the assets of any Group Company; and

(vi)	the future performance of any Group Company (including revenues and costs);

(b)
none of the Seller, any Group Company, any member of the Retained Group nor any of their Representatives have given any such warranties, representations, covenants, undertakings, indemnities or other statements;

(c)
it has carried out such investigations, made such enquiries and taken such advice as is necessary to evaluate the merits and risks of acquiring the Group Companies and to protect its interests in connection with such acquisition; and

(d)
it has had adequate access to information regarding the Business, the Seller, the Retained Group and any Group Companies and it has performed Due Diligence to its full satisfaction and in a manner and to a degree customary with respect to the type and size of transaction contemplated by this Agreement.

10.4
Nothing in Clause 10.3 shall limit the Warranties given by the Seller or the standard of Disclosure required to limit the Seller's liability in respect thereof under Schedule 3 (Seller’s Limitations on Liability).

10.5
Each of the Warranties (subject to Clause 11 (Seller’s limitations on liability) and Schedule 3 (Seller’s Limitations on Liability) below) shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any of the other Warranties.

10.6
Each Purchaser agrees and undertakes that (in the absence of fraud or Wilful Misconduct) it has no rights against and shall not make any claim against any Representative of any member of the Retained Group or any Group Company on whom it may have relied before agreeing to any term of any of the Transaction Documents.

11.	Seller’s limitations on liability
The liability of the Seller in respect of Claims shall be limited as provided in Schedule 3 (Seller’s Limitations on Liability).

12.	Purchasers' warranties and undertakings

12.1	Each Purchaser warrants to the Seller on the Execution Date and on the Completion Date (in respect of itself only) that:

(a)
it has the requisite power and authority, and has received all necessary approvals, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is party;

(b)
its obligations under this Agreement and the other Transaction Documents will when delivered constitute binding obligations of it in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity);

(c)
the execution and delivery of, and the performance by it of its obligations under, this Agreement and the other Transaction Documents will not: (i) result in a material breach of any provision of the constitutional documents of it; (ii) result in a material breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; (iii) so far as it is aware, result in a material breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; or (iv) require the consent of its shareholders;

(d)
it is not nor will it be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental or Regulatory Authority in connection with the execution, delivery and performance of the Transaction Documents;

(e)
no order has been made, petition presented or resolution passed for the winding up of it. No administrator nor any receiver or manager has been appointed by any person in respect of it or all or any of its assets and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. It has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction;

(f)
all information, including, without limitation, any financial information, supplied by any member of its Group or any of their respective Representatives in connection with the transactions contemplated in the Transaction Documents was when given and remains true and accurate in all respects and not misleading;

(g)
it has and will have at Completion immediately available on an unconditional basis (subject only to Completion) the cash resources required to meet in full its obligations under the Transaction Documents;

(h)
none of it, any member of its Group nor any of their respective Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement and other Transaction Documents is or will be at the Completion Date: (i) in violation of any Sanctions Laws and Regulations; (ii) a Designated Person or otherwise the target of Sanctions; (iii) involved in any transactions directly or indirectly, relating to or with entities located in countries subject to U.S. economic sanctions; or (iv) engaged in dealings in or with any property or interest in property blocked pursuant to any Sanctions Laws and Regulations; and

(i)
none of the it, any member of the its Group, nor any of their respective Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement and other Transaction Documents: (i) will permit the Company to engage in any transactions with or relating to countries or persons subject to Sanctions; and (ii) none of the proceeds used in connection with the acquisition of the shares in the Company will be derived from or in any way related directly or indirectly to business with countries or persons subject to Sanctions.

12.2
Kosmos warrants to the Seller and Trident on the Execution Date and on the Completion Date that it is a company duly incorporated and organised and validly existing under the laws of the Cayman Islands.

12.3
Trident warrants to the Seller and Kosmos on the Execution Date and on the Completion Date that it is a company duly incorporated and organised and validly existing under the laws of the Cayman Islands.

12.4	Each Purchaser shall at its own cost procure that no later than six (6) months following Completion:

(a)	no member of its Group shall use "Hess" or any other mark, logo, name, symbol or design which, in the opinion of the Seller, is capable of being confused with Hess; and

(b)	all references to any member of the Retained Group wherever and however any such reference is made by its Group in connection with the Business are removed, and each of the Purchaser undertakes to the Seller that in the event of any sale of the whole or any part of the its Group or its businesses to any third party, it shall procure that any successor in title shall enter into equivalent undertakings in respect of the Retained Group.

12.5
If Completion does not take place, each Purchaser undertakes to the Seller that it shall forthwith hand over, or procure the handing over of, all books, records, documents and papers of or relating to the Retained Group which shall have been made available to it and all copies or other records derived from such materials and that it shall remove any information derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, word processor or other device containing information.

13.	Environmental indemnity

13.1
Subject to Completion occurring, and other than as set out in Clause 13.2, the Purchasers agree that no member of the Retained Group shall have any liability to any member of the Trident Group, any member of the Kosmos Group, or to any Group Company in respect of any Environmental Liabilities of whatsoever nature and howsoever arising whether before, on or after the Economic Date.

13.2
Subject to Completion occurring, the Seller hereby indemnifies each Purchaser against any and all Losses suffered or incurred by it and in respect of any Claims arising out of, relating to or attributable to any breach of any of the Environmental Warranties.

14.	Termination

14.1
This Agreement shall terminate and, subject to Clause 14.3, each Party’s rights and obligations shall cease to have force and effect from such termination if at any time prior to Completion a Purchaser gives written notice of termination to the Seller following:

(a)	a breach by the Seller of any of the Title Warranties, in which case this Agreement shall terminate with immediate effect on the date set out in the notice;

(b)
the occurrence and continuance of a MAC Event, in which case this Agreement shall terminate with effect from the earlier of (i) the Business Day following the day on which the Condition has been satisfied or waived in accordance with this Agreement, unless the Purchasers notify the Seller that the MAC Event has been cured to their reasonable satisfaction or no longer exists; and (ii) the Long Stop Date; provided that if the MAC

Event occurs after the Condition has been satisfied or waived in accordance with this Agreement then the termination shall occur with immediate effect.

14.2
Save for the Parties’ express right to terminate in this Clause 14 and Clauses 3.6 (Condition), 8.3(c) (Completion) and 16(f) (Mutual Warranties) , the Parties shall not be entitled to rescind or terminate this Agreement, whether before or after Completion. Nothing in this Clause 14 shall operate to limit or exclude any liability for fraud.

14.3	If this Agreement is terminated by a Party in accordance with:

(a)	Clause 3.6 (Condition);

(b)	Clause 8.3(c) (Completion);

(c)	Clause 14.1 (Termination); or

(d)	Clause 16(f) (Mutual Warranties),
the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches (but excluding any right of the Purchasers to claim damages for breach of Warranty or of the Seller’s obligations under Clause 5 (Pre-Completion Obligations)) and under the Continuing Provisions.

15.	Non-solicitation of employees
Each Purchaser shall not and undertakes to procure that each member of the its Group will not, either pending or within two (2) years after Completion, solicit or entice away from the employment of any member of the Retained Group any person employed by a member of the Retained Group at the date of this Agreement except for any employee who answers a general public advertisement without further solicitation.

16.	Mutual warranties
The Parties make the following warranties to each other as of the date of this Agreement and the Completion Date:

(a)
Each Party warrants that, since January 1, 2012, and except as otherwise Disclosed, it, its Affiliates, its Associated Persons, its directors, officers, employees, agents, or consultants, or any other person acting for, or on behalf of the Party or its Affiliates, and except as set forth in subsection (a)(iii) below in connection with this Agreement and the Agreement’s subject matter (and in the case of the Seller, in connection with the PSC Licence, the Seller’s and Seller Guarantor’s activities in Equatorial Guinea including Block G, and the activities of any Group Company), directly or indirectly:

(i)
have not violated or committed any act that would constitute a violation of, or an offence under, any Anti-Bribery Laws or Sanctions Laws and Regulations, irrespective of whether the Anti-Bribery Laws or Sanctions Laws and Regulations apply;

(ii)
have not paid, offered, promised, or authorised the payment, directly or indirectly, of any monies or anything of value to any person for the purpose of improperly influencing any act or decision by that person, or by a Government Official, to obtain, retain, or direct business or to secure an improper advantage;

(iii)
have not, to the knowledge of the Party, been the subject of any actual, pending or threatened, legal, administrative, arbitral or other proceeding, claim, suit, inquiry, or action against, or government investigation in connection with any Anti-Bribery Laws or Sanctions Laws and Regulations in or concerning any jurisdiction, whether or not relating to operations or activities in Equatorial Guinea, nor, so far as the Party is aware, are there any circumstances likely to give rise to any such investigation, inquiry or proceeding in or concerning activities or operations in Equatorial Guinea; or

(iv)	have no injunction, order, judgment, ruling, or decree against them by or before any government in connection with any Anti-Bribery Laws or Sanctions Laws or Regulations.

(b)
In connection with the Agreement, each Party warrants and undertakes that it, its Affiliates, its directors, officers, employees, agents or consultants, and any other person acting for, or on behalf of, such Party, directly or indirectly shall not violate any Anti-Bribery Law or Sanctions Law or Regulation, or engage any act, practice, or conduct that would constitute a violation of, or an offence under, the Anti-Bribery Laws or Sanctions Laws and Regulations, as if those laws applied to it.

(c)
Each Party shall defend, indemnify and hold the other Party and its Affiliates harmless from and against any and all claims and Losses (including all Losses, suffered or incurred in investigating, settling or disputing any such action (actual or potential) and/or the reasonable costs of obtaining advice as to any such action (actual or potential)) which the other Party or its Affiliates may suffer or incur or which may be brought against it in any jurisdiction arising, directly or indirectly, out of, in respect of, or in connection with any breach of the warranties and undertakings under this Clause 16.

(d)
Notwithstanding anything in this Agreement to the contrary, no provision shall be interpreted or applied so as to require any Party to do, or refrain from doing, anything which would constitute a violation of any law or regulation applicable to such Party.

(e)
For the term of this Agreement and for a period of five (5) years thereafter, each Party shall reasonably cooperate in good faith with any reasonable request of any other Party to be entitled to review relevant documentation, and further each Party agrees to encourage its representatives, management and/or staff to engage in interviews at the request of any other Party, in order to verify compliance with the terms of this Clause

16 and the requirements of the Anti-Bribery Laws or Sanctions Laws and Regulations. Each Party shall cooperate fully and in good faith in any such audit or investigation conducted by another Party in relation to compliance with this Clause 16 and the Anti-Bribery Laws and Sanctions Laws and Regulations.

(f)
Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to suspend or terminate this Agreement and any payments hereunder if the other Party has failed to materially comply with any of the terms of Clause 16(a) and Clause 16(b).

17.	Withholding

17.1
Any payments made or due from a Party (the "Payer") under this Agreement shall be effected by the Payer without any deduction or withholding of any Tax unless required by law. In the event that the Payer is obliged to deduct or withhold any such Tax under applicable law when effecting any such payment, the Payer shall:

(a)
make the deduction or withholding and account to the relevant Tax Authority for the amount deducted or withheld within the time allowed and in the minimum amount required by law and promptly provide the Party receiving the relevant payment (the "Payee") with evidence reasonably satisfactory to the Payee that it has done so; and

(b)
(other than where the relevant payment is, or is in respect, of the Consideration) increase the amount payable to the Payee to the extent necessary to ensure that after making the required deduction or withholding the Payee receives the payment in the amount it would have received had the Payer had no obligation to make the required deduction or withholding.

17.2
The Payer covenants to pay to the Payee on demand an amount equal to any Losses incurred or suffered by the Payee as a result of any failure by the Payer to comply with its obligations under Clause 17.1(a).

18.	Access

18.1
The Purchasers shall make available to the Seller copies of any Books and Records of the Group Companies (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Seller for the purpose of dealing with its Tax or accounting affairs and/or in preparation of the Final Statement of Accounts in accordance with Clause 6.1 (Statements of accounts) and, accordingly, the Purchasers shall, upon being given reasonable notice by the Seller and subject to the Seller giving such undertaking as to confidentiality as the Purchasers shall reasonably require, procure that such Books and Records are made available to the Seller and its Representatives for inspection (during Working Hours) and copying (at the Seller’s expense) for and only to the extent necessary for such purpose and for a period of five (5) years from Completion.

18.2
The Seller shall make available to the Purchasers copies of any Books and Records of members of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Purchasers for the purpose of dealing with its Tax or accounting affairs and, accordingly, the Seller shall, upon being given reasonable notice by the Purchasers and subject to the Purchasers giving such undertaking as to confidentiality as the Seller shall reasonably require, procure that such Books and Records are made available to the Purchasers and their Representatives for inspection (during Working Hours) and copying (at the Purchasers' expense) for and only to the extent necessary for such purpose and for a period of five (5) years from Completion.

18.3
In the event that any proceeding, enquiry or investigation of any judicial or Governmental or Regulatory Authority is pending at the time of expiry of the period of five (5) years from Completion, or if at such time the Seller or the Purchasers (as applicable) is in the process of using any Books and Records in connection with satisfying applicable laws or regulations, the Seller or the Purchasers (as applicable) shall be entitled to continuing access to the Books and Records on the same terms as provided in Clauses 18.1 and 18.2 for a further period until completion of the relevant enquiry, investigation or other event.

19.	Effect of completion
Any provision of the Transaction Documents which is capable of being performed after, but which has not been performed at or before Completion, shall remain in full force and effect notwithstanding Completion.

20.	Assurance

20.1
Each Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it and they will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Seller may reasonably request in order to give full effect to this Agreement and the Transaction Documents.

20.2
The Seller, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it and they will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Purchasers may reasonably request in order to give full effect to this Agreement and the Transaction Documents.

21.	Insurance
The Purchasers undertake that with effect from the Completion Date it will arrange insurance cover in respect of the Group Companies and acknowledges that with effect from the Completion Date any pre-existing insurance cover maintained by the Retained Group shall no longer apply to the Group Companies.

22.	Assignment

22.1
Subject to Clause 22.2, a Purchaser may not assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Documents (including any cause of action arising in connection with any of them) or of any right or interest in any of them without the prior written consent of the Seller and the other Purchaser.

22.2	A Purchaser may assign all or any of its rights under any Transaction Document by way of security or charge (or both of the foregoing) for the benefit of:

(a)
any bank(s), and/or financial institution(s), and/or holder(s) of debt securities or any other person lending money or making other banking or credit facilities available to such Purchaser and/or its Affiliates (including in connection with any refinancing or replacement of such facilities) in connection with the transaction contemplated by this Agreement; and/or

(b)
any person from time to time appointed by any bank(s), and/or financial institution(s), and/or holder(s) of debt securities or any other person referred to in Clause 22.2(a) to act on its/their behalf as facility or security agent, security trustee, arranger of finance, receiver or person fulfilling a similar or related role in connection with the transaction contemplated by this Agreement, and any such beneficiary of security may assign all or any of those rights for the purpose of enforcing such security assignment or charge.

23.	Entire agreement

23.1
This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares.

23.2	A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction Document.

23.3
Save in relation to breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Shares.

23.4
In this Clause 23, “Related Persons” means, in relation to a Party, members of the Retained Group (in respect of the Seller), the Kosmos Group (in respect of Kosmos) or the Trident Group (in respect of Trident) (as applicable) and the Representatives of that Party and of members of the Retained Group (in respect of the Seller), the Kosmos Group (in respect of Kosmos) or the Trident Group (in respect of Trident) (as applicable).

23.5	Nothing in this Clause 23 shall operate to limit or exclude any liability for fraud.

24.	Notices

24.1
Any notice or other communication to be given under or in connection with this Agreement shall be in the English language in writing and signed by or on behalf of the Party giving it. A notice may be delivered personally or sent by fax, pre-paid recorded delivery or international courier to the address or fax number provided in Clause 24.3, and marked for the attention of the person specified in that Clause.

24.2	A notice shall be deemed to have been received:

(a)	at the time of delivery if delivered personally;

(b)	at the time of transmission if sent by fax;

(c)	two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

(d)	three (3) Business Days after the time and date of posting if sent by international courier, provided that if deemed receipt of any notice occurs after 5.30 p.m. or is not on a Business Day, deemed receipt of the notice shall be 9.30 a.m. on the next Business Day. References to time in this Clause 24 are to local time in the country of the addressee.

24.3	Notices under this Agreement shall be sent to a Party at its address or number and for the attention of the individual set out below:
Seller
Name:    Hess Equatorial Guinea Investments Limited

Address:	care of Hess Corporation, 1501 McKinney, Houston, Texas 77010, USA
Attn:    General Counsel
Facsimile no.:    +1 713 496-8052

with a copy to:	care of Hess Corporation, 1185 Avenue of the Americas, New York, NY 10036, USA

Attn:    Timothy Goodell, General Counsel
Facsimile no.:    +1 212 536-8241

Seller Guarantor

Name:    Hess Corporation

Address:	1185 Avenue of the Americas, New York, New York 10036, USA
Attn:    Timothy Goodell, General Counsel
Facsimile no.:    +1 212 536-8241

Purchasers Kosmos
Name:    Kosmos Energy Equatorial Guinea
Address:    c/o Wilmington Trust (Cayman Islands)
Fourth Floor, Century Yard, Cricket Square, Elgin Avenue,
P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands
Attn:    General Counsel
Facsimile no.:    +1 214 445-9705 With a copy to:
Name:    Kosmos Energy LLC

Address:	8176 Park Lane, Suite 500 Dallas, Texas 75231 U.S.A.
Attn:    General Counsel
Facsimile no.:    +1 214 445-9705

Trident
Name:    Trident Energy E.G. Operations, Ltd.

Address:	c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands
Attn:    General Counsel

With a copy to :    c/o Trident Energy Management Limited
Address:    129 Wilton Road, London SW1V 1JZ, United Kingdom
Attn:    General Counsel

Kosmos Guarantor:
Name:    Kosmos Energy Operating

Address:	c/o Kosmos Energy LLC 8176 Park Lane, Suite 500 Dallas, Texas 75231 U.S.A.
Attn:    General Counsel
Facsimile no.:    +1-214-445-9705

24.4
A Party shall notify the other Parties of any change to its details in Clause 24.3 in accordance with the provisions of this Clause 24, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

25.	Announcements
No Party nor its Affiliates shall make any public announcements or other statements regarding the execution of this Agreement, the Transaction Documents, Completion or any other matter involving this Agreement or any of the transactions or documents contemplated under this Agreement without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed, except that a Party may make a public announcement that is required by law or to comply with any directives or other requirements of any law of any relevant jurisdiction or any securities exchange, Governmental or Regulatory Authority provided that, to the extent permissible, such Party gives the other Parties notice and a copy of the announcement at least forty-eight (48) hours prior to such announcement being made. Without limiting the scope of the foregoing provision and for the avoidance of doubt, the Purchasers are not authorised to include the ‘Hess’ logo in any form in any public announcement or statement, the Seller and Kosmos are not authorised to include the ‘Trident’ logo in any form in any public announcement or statement and the Seller and Trident are not authorised to include the ‘Kosmos’ logo in any form in any public announcement or statement.

26.	Guarantees

26.1
In consideration of the Seller entering into this Agreement, the Kosmos Guarantor irrevocably and unconditionally guarantees to the Seller punctual performance by Kosmos of its obligations to pay all monies owed by Kosmos to the Seller in connection with the purchase of the Shares on the terms and subject to the conditions of this Agreement (the “Guaranteed Obligations”), and undertakes to the Seller that whenever Kosmos does not fulfil a Guaranteed Obligation, the Kosmos Guarantor shall immediately on demand pay that amount as if it was the principal obligor so that the same benefits are conferred on the Seller as it would have received if such obligation had been performed and satisfied by Kosmos (the “Kosmos Guarantee”).

26.2
The Kosmos Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under the Kosmos Guarantee, undertakes to indemnify and hold the Seller harmless from and against any Loss suffered or incurred by it arising directly or indirectly out of, as a result of or in connection with the non-performance by Kosmos of any of the Guaranteed Obligations.

26.3
The Kosmos Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by Kosmos under the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

26.4
In consideration of each of the Purchasers entering into this Agreement, the Seller Guarantor irrevocably and unconditionally guarantees to each of the Purchasers punctual performance by the Seller of all of the Seller’s obligations under this Agreement and undertakes to each Purchaser that:

(a)
whenever the Seller does not pay any amount when due under or in connection with this Agreement and any other Transaction Document, the Seller Guarantor shall immediately on demand pay that amount to the Purchasers as if it was the principal obligor; and

(b)
whenever the Seller fails to perform any other obligations under this Agreement or any other Transaction Document, the Seller Guarantor shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on each of the Purchasers as it would have received if such obligation had been performed and satisfied by the Seller (the “Seller Guarantee”).

26.5
The Seller Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities in Clause 26.4, undertakes to indemnify and hold each Purchaser harmless from and against any Loss suffered or incurred by it arising directly or indirectly out of, as a result of or in connection with the non-performance by the Seller of any of its obligations in accordance with the Seller Guarantee.

26.6
The Seller Guarantee is a continuing guarantee and will extend to any sums payable by the Seller to the Purchasers under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

26.7
The obligations of the Kosmos Guarantor and/or the Seller Guarantor, as the case may be, will not be affected by any act, omission, matter or thing which, but for this Clause 26.7 would reduce, release or prejudice any of its obligations under this Agreement or any other Transaction Document including:

(a)	any time, waiver or consent granted to the Purchasers, Seller (as the case may be) or any other person;

(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against any guaranteed Party under this Agreement or any other Transaction Document;

(c)
the insolvency (or similar proceedings) of the Seller or Kosmos (as applicable), any incapacity or lack of power, authority or legal personality of the Seller or Kosmos (as applicable) or change in control, ownership or status of the Seller or Kosmos (as applicable);

(d)	any amendment to this Agreement or any other Transaction Document;

(e)	any illegality, invalidity or unenforceability of any obligation of any person under this Agreement or any other Transaction Document; or

(f)	any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of the Kosmos Guarantor or Seller Guarantor

(as applicable) or any of the rights, powers and remedies conferred on the Purchaser, in each case under this Agreement or any other Transaction Document.

26.8
The Kosmos Guarantor waives any right which it may have to first require the Seller to proceed against Kosmos before claiming from the Kosmos Guarantor. The Seller Guarantor also waives any right which it may have to first require the Purchasers to proceed against the Seller before claiming from the Seller Guarantor, in each case under this Clause 26.

26.9	Until all amounts which may be or become payable:

(a)	by Kosmos to the Seller under the Guaranteed Obligations have been irrevocably paid in full:

(i)	the Kosmos Guarantor will not make demand for the payment of any sum from Kosmos connected with or in relation to the sum demanded by the Seller or claim any set-off or counterclaim against Kosmos;

(ii)	if Kosmos is insolvent or in liquidation, the Kosmos Guarantor will not prove in any such insolvency or liquidation in competition with the Seller;

(iii)	the Seller shall not be obliged to apply any sums held or received by it from the Kosmos Guarantor towards payment of Kosmos’s obligations; and

(iv)	the Kosmos Guarantor will not exercise any rights which it may have to be indemnified by the Seller or otherwise claim from the Seller any sums which may be owing to it from the Seller.

(b)	by the Seller to the Purchasers under or in connection with this Agreement and any other Transaction Document have been irrevocably paid in full:

(i)
the Seller Guarantor will not make demand for the payment of any sum from the Seller connected with or in relation to the sum demanded by the Purchasers or claim any set-off or counterclaim against the Seller;

(ii)	if the Seller is insolvent or in liquidation, the Seller Guarantor will not prove in any such insolvency or liquidation in competition with the Purchasers;

(iii)	the Purchasers shall not be obliged to apply any sums held or received by them from the Seller Guarantor towards payment of the Seller’s obligations; and

(iv)	the Seller Guarantor will not exercise any rights which they may have to be indemnified by the Purchasers or otherwise claim from the Purchaser any sums which may be owing to it from either Purchaser.

26.10
The Kosmos Guarantor undertakes to hold any security taken from Kosmos in connection with the Kosmos Guarantee and any monies or rights received by the Kosmos Guarantor from Kosmos as trustee on trust for the Seller pending discharge in full of all of the Kosmos Guarantor’s obligations under the Kosmos Guarantee.

26.11
The Seller Guarantor undertakes to hold any security taken from the Seller in connection with the Seller Guarantee and any monies or rights received by the Seller Guarantor from the Seller as trustee on trust for the Purchasers pending discharge in full of all of the Seller Guarantor’s obligations under the Seller Guarantee.

26.12	The Seller Guarantor agrees that:

(a)
if any payment received by the Purchasers from the Seller in relation to its obligations under this Agreement is avoided or set aside on the subsequent insolvency or liquidation of the Seller any amount received by the Purchasers and subsequently repaid, shall not discharge or diminish the liability of the Seller Guarantor under this Clause 26, and this Clause 26 shall apply as if such payment had at all times remained owing by the Seller; and

(b)
after a demand has been made by the Purchasers under this Clause 26 and until the amount demanded has been paid in full, the Purchasers may take such action as it thinks fit against the Seller to recover all sums due and payable to it under this Agreement, without affecting the obligations of the Seller Guarantor under this Clause 26.

26.13	The Kosmos Guarantor agrees that:

(a)
if any payment received by the Seller from Kosmos in relation to its obligations under this Agreement is avoided or set aside on the subsequent insolvency or liquidation of Kosmos any amount received by the Seller and subsequently repaid, shall not discharge or diminish the liability of the Kosmos Guarantor under this Clause 26, and this Clause 26 shall apply as if such payment had at all times remained owing by Kosmos; and

(b)
after a demand has been made by the Seller under this Clause 26 and until the amount demanded has been paid in full, the Seller may take such action as it thinks fit against Kosmos to recover all sums due and payable to it under this Agreement, without affecting the obligations of the Kosmos Guarantor under this Clause 26.

26.14
The Kosmos Guarantor warrants to the Seller as of the Execution Date and as of the Completion Date in the terms of Clause 10.2(a) to 10.2(d) (inclusive) (with all references to “the Seller” and/or the “Group Companies” deemed to be references to the “Kosmos Guarantor”).

26.15
The Seller Guarantor warrants to the Purchasers as of the Execution Date and as of the Completion Date in the terms of Clause 10.2(a) to 10.2(d) (inclusive) (with all references to “the Seller” and/or the “Group Companies” deemed to be references to the “Seller Guarantor”).

27.	Confidentiality

27.1
Save as expressly provided in Clause 27.3, the Seller shall and shall procure that each member of the Retained Group shall treat as confidential the provisions of the Transaction Documents, all information they possess relating to each Group Company and all information they have received or obtained relating to the Purchasers' Group as a result of negotiating or entering into the Transaction Documents.

27.2
Save as expressly provided in Clause 27.3, each Purchaser shall, and shall procure that each member of its Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained about the Retained Group as a result of negotiating or entering into the Transaction Documents.

27.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

(a)
is disclosed to Representatives of that Party or its Affiliates, if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential);

(b)	is required to do so by law or any securities exchange, or by compulsory process issued by any Governmental or Regulatory Authority or Taxation Authority;

(c)	was already in the lawful possession of that Party or its Representatives without any obligation of confidentiality (as evidenced by written records);

(d)	comes into the public domain other than as a result of a breach by a Party of this Clause 27;

(e)
lawfully comes into the possession of that Party, its Affiliates or their Representatives from a third party that expressly represents that it has the right to disseminate such information at the time it is acquired by such Party; or

(f)	receives prior written consent to the disclosure from the other Party, provided that prior written notice of any confidential information to be disclosed pursuant to this Clause 27 shall be given to the other Parties at least five business days in advance of the disclosure and their reasonable comments taken into account in good faith.

27.4	The confidentiality restrictions in Clauses 27.1 to 27.3 shall continue to apply after the termination of this Agreement without limit in time.

27.5
The Parties acknowledge and agree that, to the extent applicable, the Purchasers shall also be bound by the provisions of the Confidentiality Agreement in respect of any “Confidential Information” (as that term is used and defined in the Confidentiality Agreement) that relates to any member of the Retained Group (other than the Seller), which shall remain in force and full effect in accordance with its terms. If there is any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall prevail.

28.	Costs and expenses

28.1
Each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement and the other Transaction Documents. Each Party shall bear and pay the costs and expenses of any advisers, consultants, investment bankers or other parties hired by it in connection with the transaction contemplated in this Agreement and the other Transaction Documents.

28.2
Each Purchaser shall bear fifty percent (50%) of all stamp duty, stamp duty reserve Tax or other documentary or transaction duties imposed by any Tax Authority of the Cayman Islands, arising as a result or in consequence of this Agreement (or any other Transaction Document) or of its implementation (including, but not limited to, any Registrar’s fees related to the transfer of Shares envisaged in this Agreement).

29.	Counterparts
This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

30.	Severance and validity
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

31.	Variations
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

32.	Remedies and waivers

32.1
No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

32.2
No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, except in relation to any right or remedy contained in Clause 11 (Seller’s Limitations on Liability), shall constitute a waiver of such right or remedy.

32.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

32.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

32.5	No Double Recovery
A Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more claim under this Agreement. For the purposes of this Clause 32.5, recovery by any Group Companies following Completion shall be deemed to be recovery by the Purchasers.

32.6	Exclusion of Limitations
Nothing in this Agreement shall apply to limit a claim under this Agreement that arises or is delayed as a result of fraud or Wilful Misconduct by a Party, any other member of a Group, the Retained Group or any Group Company or any of their respective officers or employees.

32.7	Consequential Loss
Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party be liable to another Party for any claims for liabilities for any actual or expected:

(a)	indirect or consequential loss of profits;

(b)	loss of revenue, loss of goodwill, loss of opportunity, or loss of business, in each case that are indirect or consequential; or

(c)	any other special, indirect or consequential loss.

33.	Third party rights

33.1
Save as expressly provided in Clause 33.2, a person who is not a Party or its successor or permitted assignee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

33.2
Clauses 9 (Post-completion covenants), 10 (Seller’s warranties), 12 (Purchasers' warranties and undertakings), 13 (Environmental indemnity), 18.2 (Access), 20 (Assurance), 25 (Announcements) and 27 (Confidentiality) are intended to benefit members of the Retained Group and Clause 23 (Entire agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them under the Contracts (Rights of Third Parties) Act 1999, subject to the other terms and conditions of this Agreement.

33.3	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

34.	Governing law and jurisdiction

34.1
This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement and any and all other agreements and instruments executed and other documents delivered pursuant hereto, are governed by and shall be construed in accordance with English law.

34.2
The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement ) (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”) as in force at the date of this Agreement and as modified by this Clause, which Rules shall be deemed incorporated into this Clause. The number of arbitrators shall be three, one of whom shall be nominated by the claimant(s), one by the respondent(s) and the third of whom, who shall act as presiding arbitrator shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within thirty days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by the LCIA Court. The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply. The Emergency Arbitrator provisions in Article 9B of the Rules shall not apply. Notwithstanding any inconsistencies with the Rules, a Request for Arbitration must be served on all other Parties to the dispute in accordance with Clause 24 (Notices) of this Agreement.

34.3
In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise out of or in connection with this Agreement any other Transfer Document or other instrument executed pursuant to this Agreement, or any of the Assets Documents may be brought in a single arbitration. Upon the request of any Party to an arbitration commenced pursuant to Clause 34.2 (an “Arbitration”), the arbitral tribunal shall consolidate the Arbitration with any other arbitration proceeding relating to this Agreement, any other Transfer Document or other instrument executed pursuant to this Agreement, or to any of the Assets Documents, and in respect of which the arbitral tribunal was constituted after the constitution of the arbitral tribunal in the Arbitration, if either:

(a)	all parties concerned agree; or

(b)	the arbitral tribunal determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.
In the event of an order for consolidation, (i) where the parties in the two proceedings are identical, the tribunal constituted first in time shall serve as the arbitral tribunal for the consolidated arbitration and (ii) where the parties in the two proceedings are not identical, a new arbitral tribunal for the consolidated arbitration shall be constituted in accordance with the provisions of Clause 34.2. Where a new tribunal is so constituted, for the avoidance of doubt, any rulings, directions or orders made by the arbitral tribunal constituted first in time, with the exception of outstanding orders for costs, will be of no effect. For the purpose of the constitution of the arbitral tribunal under this provision, and without prejudice to any party’s rights under applicable limitation periods, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order for consolidation.

34.4
The Parties agree that before the constitution of the arbitral tribunal, any party to an Arbitration may effect joinder by serving notice on any party to this Agreement, the Transfer Documents or any instrument executed pursuant to this Agreement, or any one of the Assets Documents whom it seeks to join, provided that such notice is also sent to all other parties to the Arbitration and the LCIA Court within 30 days of service of the Request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) in the Arbitration and participate in the arbitrator appointment process in Clause 34.2.

34.5
The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement.

34.6
The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England to support any arbitration pursuant to this Clause 34 including, if necessary, the grant of interlocutory relief.

35.	Agent for service of process

35.1
The Seller and Seller Guarantor irrevocably appoint Maclay Murray & Spens LLP, Trident irrevocably appoints Trident Energy Management Limited (a company incorporated in England and Wales, with company number 10280693 and having its registered office at Suite 1, 3rd Floor 11-12 St. James's Square, London, United Kingdom, SW1Y 4LB), and Kosmos and the Kosmos Guarantor irrevocably appoints Capita Asset Services of 4th Floor, 40 Dukes Place, London EC3A 7NH, United Kingdom, in each case as its agent for service of process in England.

35.2
If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment. If it fails to do so within ten (10) Business Days the other Parties shall be entitled by notice to the relevant Party to appoint a replacement agent for service of process.

36.	Purchaser Obligations are several
The liability and obligation of each Purchaser under this Agreement is several, not joint, and neither Purchaser shall have any liability or obligation arising out of a breach by another Purchaser of its obligations, representations, warranties or covenants in this Agreement.
In Witness Whereof each Party has executed this Agreement, or caused this Agreement to be executed by its duly authorised representatives.

Schedule 1

(Details of the Group Companies)

Part 1
(Details of the Company)

Company name    :    Hess International Petroleum, Inc.

Date of incorporation and place of incorporation

:    8 September 1994, Cayman Islands

Registration number    :    55991
Registered office address    :    Sterling Trust (Cayman) Limited, Whitehall House,
238 North Church Street, PO Box 1043, George Town, Grand Cayman, KY1-1102, Cayman Islands
Type of company    :    Exempted company with limited liability Authorised share capital    :    USD 50,000 consisting of 50,000 ordinary shares
with a nominal value of USD 1 each

Shareholding of the Seller    :    100%

Shareholder – number of issued shares

:	Seller - 35,001 ordinary shares with a nominal value of USD 1 each (subject to Clause 5.6)

Directors	: Gregory P Hill, John P Rielly, John B Hess and Timothy B Goodell (4)

Part 2
(Details of the Subsidiary)

Company name    :    Hess Equatorial Guinea, Inc.

Date    of    incorporation and    place    of incorporation

:    30 September 1996, Cayman Islands

Registration number    :    68666

Registered office address	: Sterling Trust (Cayman) Limited, Whitehall House, 238 North Church Street, PO Box 1043, George Town, Grand Cayman, KY1- 1102, Cayman Islands
Type of company    :    Exempted company with limited liability

Authorised share capital	: USD 5,000,000.00 divided into 500,000 ordinary shares with a nominal value of USD 10 each
Shareholding of the Company    :    100%
Shareholder – number of issued shares    :    Company - 100,001 ordinary shares with a
nominal value of USD 10 each

Directors	: Gregory P Hill, John P Rielly, John B Hess and Timothy B Goodell (4)

Schedule 2

(Completion Arrangements)

Part 1
(Seller’s Obligations)

At Completion, the Seller shall:

1.
execute and deliver to the Purchasers counterparts of the Transaction Documents to be executed by the Seller at Completion and procure the execution and delivery of those Transaction Documents (if any) to which a member of the Retained Group or a related person or the Company is a party; and

2.	deliver to the Purchasers:
Accounts

2.1	a copy of the Initial Statement of Accounts;
Authorisations

2.2	a certified copy of each power of attorney under which any document to be delivered to the Purchasers has been executed (if any);

2.3
a copy of the minutes of the meeting of the board of directors (and, where required under applicable law or the relevant entity's constitutional documents, of the members) of the Seller, the Seller Guarantor, the Company and the Subsidiary (or its equivalent) duly authorising: (x) the execution of this Agreement and other Transaction Documents to which each is a party; and (y) the matters contemplated by this Agreement and the Transaction Document to which each is party (including, without limitation, (i) the transfer of fifty percent (50%) of the Shares from the Seller to Trident and fifty percent (50%) of the Shares from the Seller to Kosmos; (ii) the issue of a share certificate in the name of the Trident in respect of fifty percent (50%) of the Shares and a share certificate in the name of the Kosmos in respect of fifty percent (50%) of the Shares in each case relating to individually numbered shares; (iii) the changes in the Company's and the Subsidiary's directors (and for this purpose the Purchasers shall notify the Seller of the incoming directors no later than ten Business Days prior to Completion); and (iv) the change in the Company's and the Subsidiary's registered office);

Director and Officer Documents

2.4	letters of resignation signed by all the directors of the Company and of the Subsidiary, substantially in the form of Schedule 4 (Form of Resignation Letter) (the “Outgoing Directors and Officers”);

2.5
a certified copy (certified by the registered office service provider of the Company) of the register of directors and officers of the Company maintained by (or on behalf of) the Company as updated to record the registration therein, as at Completion, of (x) the resignation of the Outgoing Directors and Officers of the Company and (y) the appointment of each Director and each Officer to the Company nominated by the Purchasers;

2.6
a certified copy (certified by the registered office service provider of the Subsidiary) of the register of directors and officers of the Subsidiary maintained by (or on behalf of) the Subsidiary as updated to record the registration therein, as at Completion, of (x) the resignation of the Outgoing Directors and Officers of the Subsidiary and (y) the appointment of each Director and each Officer to the Subsidiary nominated by the Purchasers;
Registered Office Documents

2.7
evidence that the registered office of the Company and the Subsidiary have been changed from their existing location to such registered office(s) (located in the Cayman Islands) as the Purchasers shall notify the Seller in writing no later than ten Business Days prior to Completion;

Register of Mortgages and Charges

2.8	a certified copy (certified by the registered office service provider of the Company or the Subsidiary, as applicable) of the register of mortgages and charges of the Company and of the Subsidiary;
Share Documents

2.9
a copy of the share transfer instruments executed by the Seller for the purposes of transferring fifty percent (50%) of the Shares to Kosmos' share account and fifty percent (50%) of the Shares to Trident's share account;

2.10	each share certificate as previously issued in the name of the Seller in respect of the Shares, each such share certificate being duly cancelled;

2.11	a share certificate in the name of the Trident in respect of fifty percent (50%) of the Shares and a share certificate in the name of the Kosmos in respect of fifty percent (50%) of the Shares;

2.12
a certified copy (certified by the registered office service provider of the Company) of the register of members of the Company maintained by (or on behalf of) the Company as updated to record the registration therein, as at Completion, of the transfer of fifty percent (50%) of the Shares from the Seller to Trident and fifty percent (50%) of the Shares from the Seller to Kosmos;

2.13	a share certificate in the name of the Company in respect of one hundred percent of the Subsidiary Shares;

2.14
a certified copy (certified by the registered office service provider of the Subsidiary) of the register of members of the Subsidiary maintained by (or on behalf of) the Subsidiary recording the registration of the Company as the holder of one hundred per cent (100%) of the Subsidiary Shares; and

Other

2.15	the assessment issued in respect of the Subsidiary in accordance with clause 3 of the Settlement Agreement.
The Seller shall, as soon as reasonably practicable following Completion but no later than 5:00 p.m. (local time in the Cayman Islands) on the Completion Date, deliver to the new registered office of the Company and the Subsidiary as notified to the Seller in accordance with paragraph 2.7 above:

1.	originals of the registers referred to in paragraphs 2.5, 2.6, 2.8, 2.12 and 2.14 above;

2.	the certificate of incorporation of the Company and of the Subsidiary;

3.	each certificate of incorporation on change of name of the Company and of the Subsidiary;

4.	the memorandum of association of the Company and of the Subsidiary;

5.	the articles of association of the Company and of the Subsidiary;

6.	a certificate of good standing in respect of the Company and of the Subsidiary to be dated within twenty (20) days of Completion or such other date as is nominated by the Purchasers;

7.	the minutes of all meetings of, and all resolutions consented to by, the directors, members, committees of directors and committees of members of the Company and of the Subsidiary;

8.	the tax exemption certificate of the Company and of the Subsidiary; and

9.	all common seal(s) of the Company and of the Subsidiary.

Part 2
(Purchaser’s Obligations)

At Completion, each Purchaser shall:

1.
procure that fifty percent (50%) of the Initial Adjusted Consideration shall be transferred to the Seller’s Designated Account by wire transfer in immediately available cleared funds and shall deliver to the Seller SWIFT confirmations (in a form satisfactory to the Seller) that the payment of the above stated amount has been made pursuant to this Agreement;

2.	execute and deliver to the Seller or the Seller’s Lawyers the Transaction Documents to be signed by it or any relevant member of its Group or a Related Person;

3.	deliver to the Seller or the Seller’s Lawyers:

3.1
a copy of the minutes of the meeting of the board of directors of it and the Kosmos Guarantor (or the equivalent of the board of directors) and any other necessary corporate approvals authorising its execution of this Agreement and other Transaction Documents to which each is a party;

3.2	a certified copy of each power of attorney under which any document to be delivered to the Seller has been executed by it (if any); and

3.3	a copy of the share transfer instructions executed by it for the purpose of transferring fifty percent (50%) of the Shares to its share account.

Schedule 3

(Seller’s Limitations on Liability)

1.	Purchasers' Knowledge (actual, constructive and imputed)

1.1	The Seller shall not be liable to a Purchaser in respect of a Claim (other than a Claim for breach of a Title Warranty) to the extent that the facts and circumstances giving rise to such Claim were:

(a)	Disclosed before the execution of this Agreement or, in respect of matters arising between execution of this Agreement and Completion, Disclosed before Completion; or

(b)	otherwise known at the date of this Agreement by it or any member of its Group.

1.2
If a Purchaser (or any member of its Group or any of their respective Representatives) becomes aware of a matter which might reasonably give rise to a Claim, the Seller shall not be liable to that Purchaser in respect of it unless written notice of all relevant facts is given by that Purchaser to the Seller as soon as practicable following their so becoming aware and in any event within thirty (30) days of such event. If the matter is capable of remedy, the Purchasers shall only be entitled to compensation if the matter is not remedied within thirty (30) days after the date on which such notice served on the Seller.

2.	Limitations on Quantum

2.1	The liability of the Seller in respect of any Claim:

(a)	shall not arise unless and until the amount of such Claim exceeds five hundred thousand Dollars (USD 500,000) (in which case the liability of the Seller shall be for the full amount of the Claim);

(b)
shall not arise unless and until the amount of all Claims for which it would, in the absence of this provision, be liable exceeds fifteen million Dollars (USD 15,000,000) less an amount equal to the aggregate of any and all Losses suffered or incurred by the Company and/or the Subsidiary arising out of, relating to or attributable to the MMH Inspection and the Seadrill Claim up to an aggregate amount of two million, five hundred thousand Dollars (USD 2,500,000) (in which case the liability of the Seller shall be for the full amount of the Claim); and

(c)
shall not (when aggregated with the amount of all other Claims) exceed thirty-five per cent (35%) of the Initial Consideration, other than the liability of the Seller in respect of any Title Warranty which shall not exceed one hundred per cent (100%) of the Initial Consideration.

3.	Time Limits

3.1
The Seller shall not be liable in respect of any Claim (other than an Environmental Indemnity Claim or in respect of a Tax Warranty or an ABC Warranty) unless written notice containing full details of such Claim is given by or on behalf of a Purchaser to the Seller by no later than eighteen (18) months from the Completion Date provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and the Seller shall have no liability for such Claim unless arbitration proceedings in respect of it have been properly issued and validly served within six (6) months of such written notice being given to the Seller.

3.2
The Seller shall not be liable in respect of any Environmental Indemnity Claim unless written notice containing full details of such Environmental Indemnity Claim is given by or on behalf of the Purchaser to the Seller by no later than three (3) years from the Completion Date provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and the Seller shall have no liability for such Claim unless arbitration proceedings in respect of it have been properly commenced within six (6) months of such written notice being given to the Seller.

3.3
The Seller shall not be liable for a Claim in respect of any Tax Warranty or ABC Warranty unless written notice containing full details of such Claim is given by or on behalf of the Purchaser to the Seller by no later than five (5) years from the Completion Date provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and the Seller shall have no liability for such Claim unless arbitration proceedings in respect of it have been properly commenced within six (6) months of such written notice being given to the Seller.

4.	Allowances, Provisions or Reserves

The Seller shall not be liable for any Claim to the extent that allowance, provision or reserve has been made in the Accounts for the matter giving rise to such Claim (but only to the extent of such allowance, provision or reserve).

5.	Contingent Liability
The Seller shall not be liable for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability.

6.	Retrospective Legislation
The Seller shall not be liable for any Claim to the extent that the Claim arises (or is increased) as a result of any change in any legislation or any change in the practice (including the withdrawal of any extra-statutory concession) of any Tax Authority or in the judicial interpretation of the law on or after the date of this Agreement.

7.	Voluntary Acts or Omissions
The Seller shall not be liable to a Purchaser for any Claim to the extent that Claim arises or increases directly or indirectly as a result of any voluntary act or omission of any member of that Purchaser’s Group (including, following Completion, the Group Companies) after the date of this Agreement.

8.	Cease in Ownership
The Seller shall not be liable to a Purchaser for any Claim arising out of an event, matter, circumstance, act or omission in respect of the Group Companies which occurs after such Group Companies have ceased to be subsidiaries of that Purchaser or of any other member of its Group.

9.	Reliefs
The Seller shall not be liable for any Claim to the extent that any Tax relief or other deduction arising before Completion is available (or would be available upon the making of a Claim by the relevant Group Company) to reduce or otherwise mitigate the liability of the Group Company which is the subject of such Claim.

10.	Duty to Mitigate
The Purchasers shall mitigate any loss or damage which it may suffer as a result of a breach by the Seller of this Agreement or as a result of any fact, matter, event or circumstance likely to give rise to a Claim.

11.	Loss Otherwise Compensated

11.1	The Seller shall not be liable to a Purchaser for any Claim to the extent that:

(a)	the matter giving rise to such Claim has been (or is capable of being) made good or is (or is capable of being) otherwise compensated for without loss to that Purchaser; or

(b)	the Claim is recoverable under any insurance policy.

11.2
In assessing a Claim, corresponding savings by, or net benefits to, the Purchaser’s Group shall be taken into account (including the amount by which Taxation is actually saved as a result of the Loss which is the subject of the Claim).

12.	Recovery from Third Parties

Where a Purchaser is entitled to recover from any other person an amount in respect of any matter relating to a Claim, that Purchaser shall promptly notify the Seller in writing and use its reasonable endeavours to recover such amount. The Purchaser shall keep the Seller fully informed of the progress of such recovery and shall provide copies of all relevant correspondence and documentation. Upon recovery of such amount the Purchaser shall:

12.1	deduct the full amount from the Claim (if the entitlement of the Purchaser to recover arose before payment is made by the Seller under the Claim); or

12.2
repay to the Seller the lesser of such amount paid by the Seller to the Purchaser under the Claim or the full amount recovered by that Purchaser (if the entitlement to recover arose after payment had been made by the Seller under the Claim).

13.	Conduct of Claims
If a Purchaser or any member of its Group becomes aware of any matter which may result in a claim being brought against it by another person (a “Third Party Claim”) which may lead to a Claim, that Purchaser shall and shall procure that each member of its Group shall:

13.1
make no admission of liability or settle or compromise the Third Party Claim without the prior consent in writing of the Seller such consent not to be unreasonably withheld or delayed provided that it will take all reasonable action to mitigate any loss that may arise in respect of any resulting Claim;

13.2
for the duration of the Third Party Claim keep the Seller reasonably informed of all material developments in relation to the Third Party Claim within its knowledge (including reasonable access to premises and personnel and the right to examine and copy at the Seller’s costs and expense all relevant documents and records);

13.3
subject to the Purchaser being indemnified by the Seller against all reasonable costs which may be incurred by reason of such action, the Purchaser shall consult with and follow the instructions of the Seller in relation to all matters connected with the Third Party Claim and take all such action as the Seller may reasonably request in relation to the Third Party Claim, including commencing, conducting, defending, resisting, settling, compromising or appealing against any proceedings; and

13.4
subject to paragraph 13.5, permit the Seller at its own cost and expense to have sole conduct of the Third Party Claim and permit the Seller to take such action as it decides is necessary at any time and in its sole discretion to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim.

13.5
The Seller shall not be entitled to take sole conduct of a Third Party Claim in accordance with paragraph 13.4 to the extent such Third Party Claim has been brought against the Purchaser or Group Company by the EG Government or any Governmental or Regulatory Authority of the Republic of Equatorial Guinea, save that where such Third Party Claim has been brought by a Tax Authority or an Environmental authority the Seller and the Purchasers shall:

(a)	ensure that the other Parties are kept fully informed of the progress of any such Third Party Claim;

(b)
ensure that the other Parties receive copies of, or extracts from, all material written correspondence to or from any relevant Tax Authority or Environmental authority which has brought the relevant Third Party Claim; and

(c)	consult with each other (in good faith and from time to time) as to the appropriate steps to be taken in relation to the conduct of any such Third Party Claim including any decision to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim (provided that in circumstances where there is any disagreement between the Seller and the Purchasers (each acting reasonably) with regard to any step proposed to be taken in relation to the conduct of such a Third Party Claim, the Purchasers shall be entitled to take, or procure that there is taken, such step as they consider to be appropriate).

14.	Purchaser's diligence
Each Purchaser acknowledges that it is an experienced, sophisticated buyer and has conducted its own investigation with respect to the acquisition of the Group Companies.

Schedule 4

(Form of Resignation Letter)

To:    Hess International Petroleum, Inc.
Hess Equatorial Guinea, Inc.

Address:    Sterling Trust (Cayman) Limited,
Whitehall House, 238 North Church Street, PO Box 1043, George Town,
Grand Cayman, KY1-1102, Cayman Islands

[     ] 2017

Dear Sirs,
I, [●] hereby resign as a Director and (if appointed as officer) officer of Hess International Petroleum, Inc., (registration number 5991) and Hess Equatorial Guinea, Inc. (registration number 68666), each having its registered office at Sterling Trust (Cayman) Limited, Whitehall House, 238 North Church Street, PO Box 1043, George Town, Grand Cayman, KY1-1102, Cayman Islands, (the “Companies”) with immediate effect.
I acknowledge that I have no claim whatsoever against the Companies in respect of fees, remuneration, expenses, compensation for loss of office, or otherwise arising from my resignation as a director and officer of the Companies, except only for any accrued remuneration and for any reimbursable business expenses incurred up to and including the date of this deed. To the extent that any such claim exists or may exist, I irrevocably and unconditionally waive such claim and release the Companies from any liability in respect thereof. I confirm that no arrangement is outstanding under which the Companies have or may have any obligation to me.

For the avoidance of doubt however, all other terms and conditions under my employment contract dated [●] with [●] (the “Employment Contract”) will remain unaltered by this letter and any actual or potential claim (whether contractual, statutory or otherwise) in connection with my Employment Contract (notwithstanding my resignation as a director and officer of the Companies) pursuant to this letter) will continue in effect until terminated in accordance with the terms therein.

This deed and all contractual and non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

In witness whereof, this letter is executed as a deed on the date first mentioned.

EXECUTED as a DEED by

[Name of director]

in the presence of:    …………………………………………………
…………………………………………. Witness
Name Address Occupation

Schedule 5

Part 1
(Initial Statement of Accounts Form)

Column A    Column B

Total

Clause    Account    US$    US$

Initial Consideration    4.1    x

Permitted Equity Contributions    4.3(a)    x

Permitted Dividends    4.3(b)    (x)

Working Capital Amount    4.3(c)    x

Amounts paid for benefit of Group Company subject to exceptions

4.3(d)    x

Leakage other than Permitted Leakage	4.3(e)	(x)
Interest to Completion Date
Permitted Equity Contributions	4.3(f)	X
Working Capital Amount	4.3(g)	X
Permitted Dividends	4.3(h)	(x)
Leakage other than Permitted Leakage	4.3(i)	(x)
Initial Consideration	4.3(j)	X
Initial Adjusted Consideration Due at Completion			X

Part 2
(Final Statement of Accounts Form)

Column A    Column B

Total

Clause    Account    US$    US$

Initial Consideration    4.1    x

Permitted Equity Contributions    4.3(a)    x

Permitted Dividends    4.3(b)    (x)

Working Capital Amount    4.3(c)    x

Amounts paid for benefit of Group Company subject to exceptions

4.3(d)    x

Leakage other than Permitted Leakage    4.3(e)    (x)

Interest to Completion Date

Permitted Equity Contributions	4.3(f)	x
Working Capital Amount	4.3(g)	x
Permitted Dividends	4.3(h)	(x)
Leakage other than Permitted Leakage	4.3(i)	(x)
Initial Consideration	4.3(j)	X

Final Adjusted Consideration as per Final    X
Statement of Accounts

Less Initial Adjusted Consideration Paid at Completion

4.3    (x)

Final Settlement Amount	4.6	x
Interest on Final Settlement Amount	4.6	x
Final Adjusted Consideration to/(from) Seller	4.6	_ X

Schedule 6

(Senior Managers)

Larry Coday (currently General Manager, Hess Equatorial Guinea, Inc., and former Senior Finance Manager, Offshore Americas & West Africa, Hess Corporation and former Planning Manager, Global Production Planning, Hess Corporation)

Dougie McMichael (Former West Africa Asset Director, Hess Corporation) Barsanulio Ndong Mifumu (Government Relations, Hess Equatorial Guinea, Inc.) Peter Blair (Director of International Tax, Hess Corporation)
Mike Shu (Operations Manager, Hess Equatorial Guinea, Inc.)

Segismundo Mengue Nsue (Finance Manager, Hess Equatorial Guinea, Inc.)

Schedule 7 (Affiliate Contract)

1.
International Transfer of Data Agreement dated 26 December 2009 between Hess Denmark ApS, Shannon LNG Limited, Hess Norge A/S, Hess Services UK Limited, Hess Energy Trading Company (U.K.) Limited and Hess Energy Power & Gas Company (U.K.) and Hess (Rhourde El Rhoun) Limited, Hess Exploration Australia Pty Ltd, Hess (ACG) Limited, Hess Brasil Petroleo Ltda, Hess Egypt West Mediterranean Limited, Hess Equatorial Guinea, Inc., Hess (Indonesia- Pangkah) Limited, Hess 'Libya Exploration Limited, Hess Oil & Gas Sdn Bhd, ZAO Samara - Nafta, Hess Energy Trading Company Singapore PTE. LTD., Hess Oil St Lucia Limited, Fisher Hess St Lucia Limited, Hess (Thailand) Limited, Hess Corporation, Hess Energy Trading Company, LLC, Hovensa L.L.C and Hovic Marketing Corp. Limited, as amended.

2.
Master International Intercompany Staff Secondment Agreement dated 1 January 2010 between Hess Corporation, Hess Services UK Limited, Hess Norge A/S, Hess Denmark ApS, Hess Exploration Australia PTY Limited Hess (Indonesia- Semai V) Limited, Hess (Indonesia- South Sesulu) Limited, Hess (Malaysia- SB 302) Limited, Hess Oil Company of Thailand Ltd. Co., Hess Egypt West Mediterranean Limited (Cayman), Hess Equatorial Guinea Inc, Hess (GEA) Limited, Hess Libya (Waha) Limited, Hess Libya Exploration Libya, Hess (Indonesia-West Timor) Limited and Hess Oil Company of Thailand (JDA) Limited, amongst others, as amended.

3.	Marketing Services Agreement dated 15 December 2016 between Hess International Sales LLC and Hess Equatorial Guinea, Inc.

4.
Any payments properly due and payable by the Group Companies to either the Seller or any of its Affiliates (as applicable) in respect of general and administrative costs, actual time writing costs, and other costs, including in respect of any insurance costs, incurred by the Seller or any of its other Affiliates (as applicable) and made in the Ordinary Course of Business and in accordance with past practice.

Schedule 8    (Transitional Services Agreement Term Sheet)

Parties	1. Hess Equatorial Guinea, Inc. (to be renamed) (“Subsidiary”) 2. Hess Equatorial Guinea Investments Limited (“Seller”)
Term
•    This Agreement shall enter into force on the date of Completion under the SPA and shall remain in full force and effect until the earlier of the signing of a Transition Services Agreement by the parties or the end of the month during which the 90th day after Completion occurs. Upon mutual agreement, the Parties may agree to extend the term of this Agreement in one month increments for a maximum of three additional months (or a maximum of six additional months for Services relating to ERP). Services may be terminated early by Subsidiary. To terminate early, Subsidiary must provide written notice to Seller at least 10 days prior to the end of a month or must pay the following month’s Service Fee.

Services to be Provided
•    Annex 1 shall be used as a framework for discussion in the Workshop (defined below) to set out the services to be provided by the Seller and the cost of those Services (“Services”).
•    Until otherwise agreed by the Parties, the Services shall include the work currently done on behalf of the Seller (within the most recent six months), including without limitation marketing, accounting, tax, finance, human resources, supply chain, information services and information technology, and which are generally identified in Annex 1, but specifically excluding geology, geophysics and reservoir engineering.
•    The parties may agree that the Seller will provide additional services to the Subsidiary.
•    Seller, its Affiliates and/or regular outside consultants or contractors which render Services shall employ its/their relevant tested know-how and technical and organizational experience in performing such Services.
•    Any Services provided by the Seller’s Affiliates shall be provided on the terms of this Agreement until the Transition Services Agreement is entered into between the parties.
•    The Seller shall use its employees, employees of Seller’s Affiliates and regular outside consultants or contractors to provide the Services.
Any Services reasonably determined by Seller to be necessary in an emergency to protect health, safety, life or the environment, provided that Seller will notify Subsidiary as soon as practicable of any such emergency.

Process for Requesting Services	• Subsidiary shall provide Seller with a written request for the Services as soon as practicable, including details of the exact Service to be provided and expected duration for each Service and reasonable guidance on Subsidiary’s needs for specific individuals.
Where the Subsidiary requests services that are additional to the Services set out in Annex 1 the Seller shall confirm in writing whether it will perform these additional services and the additional cost for such services.

Cost of Services
•    Unless otherwise agreed, the monthly cost for the Services shall be $2,100,000. (“Service Fee”). Subsidiary may notify Seller of specific services to be excluded, and the parties will negotiate in good faith to agree to a reduction to the Service Fee that is consistent with that reduction in Services and with the costs reflected in the cost tracker (such negotiation to include any related or similar Services that Seller reasonably believes should be excluded alongside the Services to be excluded as requested by Subsidiary). For avoidance of doubt, this Service Fee does not include reservoir engineering, geology or geophysics support.
•    Marketing costs to be charged in accordance with the Hess International Sales contract dated 15 December 2016.
•    Service Fee for Services performed for any partial calendar month, shall be prorated for the number of days the Services are performed in that month (based on a thirty-day calendar month).
•    The Service Fee is intended to compensate Seller fully for all direct, indirect, general and administrative and internal overhead costs only (including but not limited to internal office overhead, field overhead and employee salaries, whether or not such costs are cost-recoverable or billable under any applicable Operating Agreement), and there shall be no separate charges from Seller to Subsidiary for such expenses.
•    Subsidiary shall reimburse Seller for all reasonable and documented actual out-of-pocket costs and actual expenses incurred in the performance of Services.
•    Those costs and expenses incurred by the Seller prior to the Completion Date under the SPA, or immediately thereafter, in the normal handover of ownership shall not be charged to the Subsidiary under this Agreement. Subsidiary has the right to audit all costs billed to Subsidiary by the Seller in connection with the provision of the Services and any additional services within six months of the end of the term of the Transition Services Agreement or this term sheet.

Invoicing and Payment for Services
•    Subsidiary will pay the Service Fee for each month on or before the 15th day of the month for which the Service Fee applies. If Completion occurs after the 12th day of a month, Subsidiary will pay for that partial month on or before the 15th day of the following month. Payment shall be notwithstanding Subsidiary’s right to later audit any charges in an invoice.
•    Seller will invoice Subsidiary for any additional costs within 30 days of the end of each calendar month and payment will be due to Seller within 15 days of delivery of the invoice.
Subsidiary will gross up all payments for any withholdings required by EG law, such that Seller is paid the full amount invoiced.

Currency	All amounts payable under this Agreement will be paid in US dollars.
Standard of Performance of Services
•    Seller shall perform the Services in a good, competent, professional and safe manner consistent with recent past practice prior to Closing in accordance with applicable laws and regulations, standards and practices of the international petroleum industry, and under the supervision and direction of the Subsidiary, subject to the below.
•    Subsidiary must request any change in practice for any of the Services in writing to the Seller. The Seller may refuse any change at its reasonable discretion.
•    Subsidiary shall be responsible for any increase in costs incurred by the Seller, including any costs that would be part of the Service Fee, caused by any change in practice of any Service as requested by the Subsidiary.
•    Seller shall control the selection of staff to provide the Services provided that such staff shall have the required qualifications and experience to perform the Services.
•    Seller recognizes the value of continuity of staff in providing the Services and will make reasonable efforts to make the individuals identified in Annex 1 (if any) available to provide the Services; provided however, Seller shall be under no obligation to offer any retention, incentives or otherwise bear any increase in costs to do so, and further provided that Seller may consider its other business needs in determining which individuals are to be provided. In relation to Services where no individuals are specified, the Seller will use reasonable endeavors to maintain the current staff, to the extent practicable, but without diminishing the Seller’s right to select its staff. Subsidiary reserves the right to provide services similar to the Services for itself or to obtain similar services from third parties and is under no obligation to request the Services from the Seller.

Indemnities
•    A knock-for-knock indemnity between Subsidiary and Seller, regardless of cause, for all claims arising out of personal injury, illness, death, or property loss or damage by any member of each of Subsidiary’s and Seller’s group.
•    Subsidiary shall be liable for and indemnify Seller group from and against all claims arising out of personal injury, illness, death, or property loss or damage by any third party. Notwithstanding the previous sentence, Seller group shall be liable for and indemnify Subsidiary from and against all claims arising out of personal injury, illness, death, or property loss of damage by any third party, to the extent attributable to the Gross Negligence (as defined in the JOA) of Seller’s Senior Supervisory Personnel (to be

defined in the Transitional Services Agreement).
•    Neither party shall be liable for any consequential loss or damage.
Subsidiary agrees to indemnify Seller for Equatorial Guinea taxes on Services provided under this Agreement.

Miscellaneous	• Confidentiality as per the SPA or as agreed • Governing Law – England and Wales Disputes resolved under LCIA as per SPA
Workshop
Parties agree to a meet within fifteen days of signing of SPA to further define the scope, cost and structure of this term sheet or to agree the Transition Services Agreement. This meeting will also define the timeline and/or milestones to transition away from Seller group’s enterprise systems and licenses. Seller will discontinue providing email and Microsoft-related services as soon as practicable after Completion, and in any event before the expiration of the 90-day term of this Agreement. Seller will provide reasonable notice of that discontinuance. Seller and Subsidiary will discuss this timeline, and the needs of Subsidiary, at or before the Workshop.

Annex 1
Transition Services Agreement - Scope of Services

No.	Line item of Service	Term (if less than full term)	Service Provider (if not Subsidiar y)	Specific Individual (if any)
	Support and management of the Transition Services Seller (Hess) transition manager: Ryan Lamothe Subsidiary transition manager: Francois Raux (T); Taran Smith (K)	•	•	•
1.
[Operational services]
Seller to provide Operational and EHS continuity to run the business as-is until designated hand-over dates of Operations Services and Support Services to Subsidiary
Examples:
•    Operational management
•    Maintenance, Reliability and Integrity support to the business
•    Production Engineering support to the business
•    Design intent of systems and any known technical limitations of these systems, if required, beyond handover procedures
•    Shadowing period
		•	•	•
2.	Crude marketing and sales services under PSC • Market entitlement for one lifting after Completion for buyers (Specifics to be	•	•	•

discussed regarding timing of liftings, sales agreed prior to signing and during the interim period)
3.
Accounting Services: Seller’s Houston Shared Services team to provide Accounting Services for Subsidiary in a manner substantially consistent with the applicable current general practices prior to the Execution Date.
Examples: (i) payment of invoices and billing of same to Working Interest owners; (ii) collection of accounts receivable, including revenue and joint interest billings; (iii) disbursement of revenue proceeds to applicable third parties; (iv) maintaining the general ledger and accounts thereof
		•	•	•
4.	[Hydrocarbon accounting]	•	•	•
5.	[Tax services] (To be discussed)	•	•	•
6.
[IT services] Examples:
•    Provide secure access to infrastructure and applications required to support day to day operations
•    SAP and related applications
•    Local Network connection
•    Telephone services
•    Desktop applications
•    Operations applications
•    Note: Seller is not obligated to provide Subsidiary with a license to use its proprietary or enterprise applications
		•	•	•
7.
[Continuation of remediation and environmental response services]
Examples:
•    Emergency Response and Crisis Management
•    Evacuation services
•    Security support
•    Transfer of EHS regulatory compliance information
		•	•	•
8.
Vendor Management Supply Chain Management
[Consultancy Services – access to Hess’ retained employees to ensure an effective transition]
•    [Transfer of materials/contracts]
•    [Administration and closeout of Requisitions, POs, etc.]
•    Operational Logistics Management
•    Contract Management and project control
		•	•	•
9.	Consultation and Availability of Employees • To provide reasonable access at reasonable	•	•	•

times during normal business hours to employees for consultation concerning matters related to the Services while each such Service is being provided

Signed for and on behalf
of HESS EQUATORIAL GUINEA INVESTMENTS LIMITED

................................................................
Authorised signatory

Signed for and on behalf
of HESS CORPORATION    ................................................................
Authorised signatory

Signed for and on behalf
of KOSMOS ENERGY EQUATORIAL
GUINEA    ................................................................
Director / Authorised signatory

Signed for and on behalf
of KOSMOS ENERGY OPERATING

................................................................
Authorised signatory

Signed for and on behalf
of TRIDENT ENERGY E.G.
OPERATIONS, LTD.    ................................................................
Director / Authorised signatory